OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	Tuesday, May 24, 2011

Time:	10:00 a.m. Eastern Daylight Time

Place:	Ketchum Washington
2000 L Street, NW
Suite 300
Washington, D.C. 20036

Subject:	1.	Elect the directors named in the Proxy Statement accompanying this notice to the Company’s Board of Directors to serve until the Company’s 2012 Annual Meeting of Shareholders or until the election and qualification of their respective successors.

	2.	Ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011.

	3.	Approve an amendment and restatement of the Company’s Charter to allow shareholder action by less than unanimous written consent.

	4.	Approve an amendment and restatement of the Company’s Charter and By-laws to eliminate supermajority voting requirements.

	5.	Vote on an advisory resolution on the Company’s executive compensation.

	6.	Vote on the frequency of future shareholder advisory votes on the Company’s executive compensation.

The Board unanimously recommends that you vote:

  FOR each of the director nominees;

  FOR the ratification of the appointment of KPMG LLP as our independent auditors;

  FOR the amendment and restatement of the Company’s Charter to allow shareholder action by less than unanimous written consent;

  FOR the amendment and restatement of the Company’s Charter and By-laws to eliminate supermajority voting requirements;

  FOR the advisory resolution on the Company’s executive compensation; and

  for a frequency of every 1 YEAR for future shareholder advisory votes on the Company’s executive compensation.

Record Date:	April 8, 2011

     Shareholders will also transact any other business that is properly presented at the meeting. At this time, we know of no other matters that will be presented.

     In accordance with the rules approved by the U.S. Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about April 14, 2011, and provided access to our proxy materials on the Internet, beginning on April 14, 2011, for the holders of record and beneficial owners of our common stock as of the close of business on the record date.

     Please sign and return your proxy card, vote by telephone or Internet (instructions are on your proxy card), or vote your shares in person, so that your shares will be represented whether or not you plan to attend the 2011 Annual Meeting of Shareholders.

                                        MICHAEL J. O’BRIEN
                                        Secretary

New York, New York
April 14, 2011

OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

PROXY STATEMENT

     The Board of Directors of Omnicom Group Inc., a New York corporation (“Omnicom,” the “Company,” “we,” “us” or “our”), is using this Proxy Statement to solicit proxies for our 2011 Annual Meeting of Shareholders (“2011 Annual Meeting”) on Tuesday, May 24, 2011 at 10:00 a.m. Eastern Daylight Time, at Ketchum Washington, 2000 L Street, NW, Suite 300, Washington, D.C. 20036 and at any adjournments or postponements of the 2011 Annual Meeting. In accordance with rules promulgated by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials on the Internet. This Proxy Statement and our 2010 Annual Report to Shareholders are available, beginning April 14, 2011, on our website at http://www.omnicomgroup.com. You may also access our Proxy Statement and our 2010 Annual Report to Shareholders at https://materials.proxyvote.com/681919.

     Holders of our common stock, par value $0.15 per share, as of the close of business on April 8, 2011, will be entitled to vote their shares at the 2011 Annual Meeting. On that date, there were 284,690,742 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the 2011 Annual Meeting.

     You can vote your shares:

  by returning the proxy card;

  through the Internet at the website shown on the proxy card or notice of Internet availability of proxy materials;

  by telephone using the toll-free number shown on the proxy card or notice of Internet availability of proxy materials; or

  in person at the 2011 Annual Meeting.

     Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Monday, May 23, 2011. For shares held in our employee retirement savings plan and/or our employee stock purchase plan, however, votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Thursday, May 19, 2011. Internet and telephone voting are available 24 hours a day and, if you use one of these methods, you do not need to return a proxy card. If you attend the meeting and vote in person, your vote will supersede any earlier voting instructions.

     You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the 2011 Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the 2011 Annual Meeting.

     If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the 2011 Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock on April 8, 2011, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the 2011 Annual Meeting.

     Additional information about the meeting is included below in this Proxy Statement in the section entitled “Information About Voting and the Meeting.”

CORPORATE GOVERNANCE

Board Composition and Leadership; Stock Ownership Guidelines

     Our Board of Directors currently consists of 12 directors: 10 independent or outside directors, our Chairman of the Board (Bruce Crawford) and our President and Chief Executive Officer (John D. Wren). Each director stands for election annually. Biographical information and information about the Committees on which our directors serve is included below in the section entitled “Items To Be Voted On: Item 1 — Election of Directors.”

     We have maintained a separate Chairman of the Board and CEO since January 1, 1997, and we treat those positions as separate and distinct. The CEO is responsible for the overall execution of the Company’s strategy. The Chairman of the Board provides guidance and mentorship to the CEO, and presides over meetings of the full Board. We believe that this leadership structure enhances the accountability of the CEO to the Board and strengthens the Board’s independence from management.

     Our Chairman of the Board, Bruce Crawford, has tremendous experience both with Omnicom and in advertising. He began his career in advertising in 1956 and, in 1963, he joined BBDO Worldwide. He held a variety of high-level positions at BBDO, including that of President and CEO. He was Omnicom’s President and CEO from 1989 until 1995, when he became Omnicom’s Chairman of the Board and CEO. Upon Mr. Wren’s appointment as President and Chief Executive Officer in 1997, Mr. Crawford resigned from his role as CEO, while remaining Chairman of the Board as well as an executive officer. Our Board has determined that Mr. Crawford’s continued role as Chairman of the Board allows us to further benefit from the depth of Mr. Crawford’s prior experience and helps us preserve our distinctive culture and history.

     Mr. Wren is a member of the Board in addition to being our President and CEO. Separating the roles of CEO and Chairman of the Board allows Mr. Wren to focus his efforts on running our business and managing the Company in the best interests of our shareholders.

     We believe our CEO and our Chairman of the Board have an excellent working relationship that has allowed Mr. Wren to focus on our Company’s successful performance. Our Governance Committee oversees the evaluation of the Board and makes recommendations to the Board with respect to the Board’s performance and standards and procedures for review of the Board’s performance. Our Governance Committee is tasked with evaluating and making recommendations to the Board with respect to the functions of our Board committees including their structure, responsibilities, performance and composition.

     Our Board believes that the current Board leadership structure is best for the Company and its shareholders at this time.

     Our outside directors are Alan R. Batkin, Robert Charles Clark, Leonard S. Coleman, Jr., Errol M. Cook, Susan S. Denison, Michael A. Henning, John R. Murphy, John R. Purcell, Linda Johnson Rice and Gary L. Roubos. Our Board has determined that all of our outside directors are “independent” within the meaning of the rules of the New York Stock Exchange, Inc. (“NYSE”), as well as under our Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website at http://www.omnicomgroup.com. In determining that each of our outside directors is independent, the Board of Directors took into consideration the answers to annual questionnaires completed by each of the directors, which covered any transactions with director-affiliated entities. The Board also considered that Omnicom and its subsidiaries occasionally and in the ordinary course of business, sell products and services to, and/or purchase products and services from, entities (including charitable foundations) with which certain directors are affiliated. The Board determined that these transactions were not material to Omnicom or the entity and that none of our directors had a material interest in the transactions with these entities. The Board therefore determined that none of these relationships impaired the independence of any outside director.

     As a matter of policy, the independent non-management directors regularly meet in executive session, without management present. They met six times in 2010. Our Board has appointed Mr. Purcell, the Chairman of our Governance Committee, to preside over executive sessions of the Board.

     The Board encourages stock ownership by directors and senior executives. Directors may elect to receive some or all of their cash director compensation in our common stock. Information about stock ownership by our directors and executive officers is included below in the section entitled “Stock Ownership”, information about stock ownership guidelines for our named executive officers is included below in the section entitled “Executive Compensation: Compensation Discussion and Analysis”, information about stock ownership guidelines for our directors is included below in the section entitled “Directors’ Compensation for Fiscal 2010.”

Board Operations

     Our Board met seven times during 2010. The Board generally conducts specific oversight tasks through Committees so that the Board as a whole can focus on strategic matters and those particular tasks that by law or custom require the attention of the full Board. Our Board has established six standing Committees, functioning in these areas, as explained more fully below:

  audit and financial reporting

  management/compensation

  corporate governance

  finance and acquisitions/divestitures

  attendance to matters requiring consideration between Board meetings qualified legal compliance

     Each of the Committees operates under a written charter recommended by the Governance Committee and approved by the Board. The Board operates pursuant to our Corporate Governance Guidelines. Each Board Committee is authorized to retain its own outside advisors. Our Corporate Governance Guidelines and Committee charters that have been approved by the Board are posted on our website at http://www.omnicomgroup.com.

     Audit Committee: The Audit Committee’s purpose is to assist the Board in carrying out its financial reporting and oversight responsibilities, including oversight of risk as described in “Risk Oversight” below. In this regard, the Audit Committee assists the Board in its oversight of (a) the integrity of our financial statements, (b) compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent auditors, and (d) the performance of our internal audit function and independent auditors. Furthermore, the Audit Committee prepares the report included below in the section entitled “Audit Related Matters: Audit Committee Report.” The Audit Committee also has the power to retain or dismiss our independent auditors and to approve their compensation.

     The members of our Audit Committee are Messrs. Murphy (Committee Chair), Clark, Cook and Henning. The Board has determined that each member of our Audit Committee is “independent” within the meaning of the rules of both the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of our Audit Committee is an “audit committee financial expert,” is “financially literate” and has “accounting or related financial management expertise,” as such qualifications are defined by SEC regulations and the rules of the NYSE, respectively. In addition to being a member of Omnicom’s Audit Committee, Mr. Henning serves on the audit committees of three other public companies. The Board has determined that Mr. Henning’s additional board service does not negatively impact his service to the Omnicom Audit Committee. It is the Board’s opinion that Mr. Henning’s breadth and depth of financial experience and knowledge greatly enhance the abilities and competencies of the Omnicom Audit Committee, and that, as a retiree, Mr. Henning has ample time and capacity to serve such other public company audit committees without impairing his ability to serve Omnicom. In the Board’s opinion, such service actually enhances his ability to serve Omnicom.

     The Audit Committee met 11 times last year.

     Compensation Committee: The Compensation Committee’s purpose is (a) to assist the Board in carrying out its oversight responsibilities relating to compensation matters, including oversight of risk as described in “Risk Oversight” below, (b) to prepare a report on executive compensation for inclusion in our annual Proxy Statement and (c) to administer and approve awards under our equity and other compensation plans. The report of the Compensation Committee is included below in the section entitled “Executive Compensation: Compensation Committee Report.”

     None of our Compensation Committee members is a current or former employee or officer of Omnicom or its subsidiaries. None of the Compensation Committee members has ever had any relationship requiring disclosure by Omnicom under Item 404 of the SEC’s Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or its Compensation Committee.

     The members of our Compensation Committee are Messrs. Roubos (Committee Chair), Batkin, Coleman and Henning and Mses. Denison and Johnson Rice. The Board has determined that each member of our Compensation Committee is “independent” within the meaning of the rules of the NYSE and a “non-employee director” within the meaning of the regulations of the SEC.

     The Compensation Committee met nine times last year.

     Governance Committee: The Governance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities, including oversight of risk as described in “Risk Oversight” below, relating to (a) the composition of the Board and (b) certain corporate governance matters. As part of its responsibilities, the Committee considers and makes recommendations to the full Board with respect to the following matters:

  director nominees and underlying criteria for election to the Board and its Committees;

  the functions of the Board Committees;

  standards and procedures for review of the Board’s performance;

  our corporate governance policies generally, including with respect to director qualification standards, responsibilities, access to management and independent advisors, compensation, orientation and education, and performance evaluation;

  management succession;

  the Code of Conduct applicable to our directors, officers and employees; and

  the Governance Committee’s performance of its own responsibilities.

     The members of our Governance Committee are Messrs. Purcell (Committee Chair), Clark, Coleman and Cook, and Mses. Denison and Johnson Rice. The Board has determined that each member of our Governance Committee is “independent” within the meaning of the rules of the NYSE.

     The Governance Committee met nine times last year.

     Nominations for directors at our 2012 Annual Meeting of Shareholders may be made only by the Board or a Board Committee, or by a shareholder entitled to vote who delivers notice along with the additional information and materials required by our By-laws to our Corporate Secretary not later than 60 days prior to the date set for the 2012 Annual Meeting of Shareholders. Our By-laws provide that in order for a nomination to be considered, the notice must include the information as to such nominee and submitting shareholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such shareholder were to solicit proxies from all shareholders of Omnicom for the election of such nominee as a director and if such solicitation were one to which Rules 14a-3 to 14a-12 under the Securities Exchange Act of 1934, as amended, applied. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the By-law provision noted above by writing to our Corporate Secretary at our address listed on the cover of this Proxy Statement, or on our website at http://www.omnicomgroup.com. Our By-laws have also been filed with the SEC.

     The Governance Committee will consider all candidates recommended by our shareholders in accordance with the procedures included in our By-laws and this Proxy Statement. We did not receive any nominee recommendations from shareholders this year. Any future director candidate recommendations made by shareholders that are properly submitted will be considered by the Governance Committee in the same manner as those submitted by the Board or the Governance Committee itself.

     Our Board seeks to ensure that it is composed of individuals not only with substantial experience and judgment but also from diverse backgrounds and experiences. In determining the nominees for the Board, our Governance Committee considers the criteria outlined in our Corporate Governance Guidelines including a nominee’s background and experience in relation to other members of the Board, his or her readiness to commit the time required to discharge Board duties and independence issues. In addition, our Governance Committee considers the composition of the Board as a whole and diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse viewpoints, age, and professional and life experiences. In considering diversity, director nominees are neither chosen nor excluded solely or largely based on any one factor. The Governance Committee considers a broad spectrum of skills and experience to ensure a strong and effective Board.

     Our Governance Committee oversees the evaluation of the Board and makes recommendations to the Board with respect to the Board’s performance and standards and procedures for review of the Board’s performance. Our Governance Committee is tasked with evaluating and making recommendations to the Board with respect to the functions of our Board Committees including their structure, responsibilities, performance and composition.

     The Governance Committee reviews the composition of the Board at least annually and recommends to the full Board nominees for election. The Governance Committee identifies the skills and experience needed to replace any departing director and may perform research, either itself or by engaging third parties to do so on its behalf, to identify and evaluate director candidates.

     Finance Committee: The Finance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to financial matters affecting Omnicom, including in respect of acquisitions, divestitures and financings and the oversight of risk as described in “Risk Oversight” below.

     The members of our Finance Committee are Messrs. Crawford (Committee Chair), Batkin, Murphy, Purcell and Roubos.

     The Finance Committee met seven times last year.

     Executive Committee: The Executive Committee’s purpose is to act on behalf of the Board in the management of the Board’s business and affairs between Board meetings, except as specifically prohibited by applicable law or regulation, or by our charter or By-laws. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

     The members of our Executive Committee are Messrs. Coleman (Committee Chair), Crawford, Murphy, Purcell and Roubos.

     The Executive Committee met three times last year.

     Qualified Legal Compliance Committee: Our Qualified Legal Compliance Committee (“QLCC”) is comprised of the current members of our Audit Committee. As contemplated by SEC rules on corporate governance, the purpose of the QLCC is to receive, investigate and recommend responses to reports made by attorneys employed or retained by Omnicom or one of its subsidiaries of evidence of any material violation of U.S. federal or state securities law, material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law. The QLCC only meets when necessary and did not meet in 2010.

Director Attendance

     Attendance at Board and committee meetings during 2010 averaged 99% for the directors as a group. Each of our directors attended at least 96% of the meetings of the Board and the Committees of the Board on which they served during 2010. We encourage our directors to attend our annual meetings of shareholders, and in 2010, all of our directors attended the 2010 Annual Meeting of Shareholders.

Qualifications of the Members of the Board of Directors

     In accordance with the process for the selection and nomination of directors described above, the Governance Committee reviews the composition of the Board at least annually and recommends to the full Board nominees for election. As part of its evaluation, the Governance Committee considers the slate of directors as a whole as well as the specific skills, backgrounds, experiences and qualifications of each nominee. The Board believes that a combination of skill-sets and experiences in a variety of industries provides the Board with the necessary range and depth of knowledge to most effectively oversee a company as large and complex as Omnicom. In addition to each nominee’s business experience and service on the boards of other companies, the Board takes into consideration other factors such as the educational background of each director nominee. The below does not include personal traits such as integrity and time commitment that are essential to a nominee’s qualifications and is not intended to be an exhaustive description of the qualifications that the Board considered with respect to the director nominees.

  John D. Wren: Through the positions Mr. Wren has held at Omnicom and its networks, including that of President and Chief Executive Officer of Omnicom since January 1997, Mr. Wren possesses an in-depth understanding of the Company’s complex global businesses and strategy. As the former Chief Executive Officer of Omnicom’s Diversified Agency Services division, Mr. Wren has tremendous advertising, marketing and corporate communications experience. Under his leadership, Diversified Agency Services grew to become Omnicom’s largest operating group. Together with his strategic vision, Mr. Wren’s vast knowledge of Omnicom, its businesses and its clients enables him to provide important insights to the Board. Mr. Wren is also a member of the International Business Council of the World Economic Forum, and as such, he has direct exposure to the dynamic issues facing a myriad of international companies. This exposure is a valuable asset to the Company and enhances the Board’s ability to judiciously oversee management of Omnicom’s own complex global businesses.

  Bruce Crawford: Mr. Crawford brings to the Board an unmatched tenure and degree of experience in the advertising, marketing and corporate communications industries. His involvement in the industry began in 1956, and since then he has held a diverse array of positions, such as Omnicom’s Chairman of the Board, President, and Chief Executive Officer. In addition, Mr. Crawford has held a variety of high-level positions at BBDO and for several years was the President and Chief Executive Officer of BBDO. These positions have earned Mr. Crawford an extremely keen understanding and a vast scope of knowledge of Omnicom’s business operations and strategy. Mr. Crawford’s experiences and qualifications also include his active involvement on a number of non-profit boards.

  Alan R. Batkin: The selection of Mr. Batkin as a director nominee was partly grounded in the fact that his sixteen years of experience as the Vice Chairman of a geopolitical consulting firm advising multinational companies brings to the Board a genuine comprehension and knowledge of the strategy and management of a dynamic and global business. Mr. Batkin understands the complex relationships crucial to successfully running international businesses, as well as the sophisticated strategies involved in expanding international business operations. Growing Omnicom’s non-U.S. operations is critical to our long-term business strategy and Mr. Batkin’s expertise in this regard is a critical component of the Board’s mix of skill sets. Having worked for more than 22 years in senior investment banking and accounting positions, Mr. Batkin also has high-level financial experience and can provide the Board with valuable input relating to matters of corporate finance and asset management. This experience is additive not only to his role as a director, but also to his service as a member of our Finance Committee. In addition, Mr. Batkin has extensive experience serving on the boards and audit committees of several public companies in a variety of industries.

  Robert Charles Clark: Among other things, Mr. Clark provides the Board with corporate governance expertise and substantial knowledge of corporate law, including experience gained as a Harvard University Distinguished Service Professor, Harvard Law School, and a tenured professor of law at Yale Law School. In these positions Mr. Clark has become one of the foremost authorities on corporate governance matters and has developed an acute appreciation for the intricacies of corporate law and a tremendous knowledge of corporate governance best practices. Mr. Clark’s corporate governance and compliance expertise is particularly beneficial to his service as a member of

  Omnicom’s Governance and Audit Committees. In addition, Mr. Clark has valuable accounting experience through the position he has held as dean of a leading law school responsible for all aspects of its management, including financial. Mr. Clark also has extensive public and private company board experience and serves as a member of the Audit Committee and Chair of the Nominating & Governance Committee of Time Warner. He also serves as Chair of the Nominating and Governance Committee and a member of the Human Resources, Corporate Governance and Social Responsibility, and Executive Committees of Teachers Insurance and Annuity Association (TIAA). Through his service on the boards of both corporate institutions such as Time Warner and financial institutions such as TIAA, as well as the boards of other large public companies, Mr. Clark possesses an in-depth knowledge of the financial management and business operations and strategies of a global enterprise.

  Leonard S. Coleman, Jr.: Omnicom and its Board of Directors benefit from the diverse business experience that Mr. Coleman has acquired over his career, including during more than a decade of senior management experience in Major League Baseball where he took on a wide range of executive management responsibilities. Mr. Coleman gained significant financial experience through his years of working as a municipal finance banker at Kidder Peabody. Further, he has extensive government experience having served as Commissioner of the New Jersey Department of Community Affairs where his responsibilities included overseeing all local and county budgets. As Commissioner of New Jersey’s Department of Energy, he developed energy policy for the state. In addition, Mr. Coleman was Chairman of the Hackensack Meadowlands Development Commission developing zoning regulations for the area, Chairman of the New Jersey Housing and Mortgage Finance Agency, Vice Chairman of the State Commission on Ethical Standards, a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission, and President of the Greater Newark Urban Coalition. Mr. Coleman also lived overseas for several years serving as a management consultant. Mr. Coleman’s experiences and qualifications also include active involvement on the boards of a number of large public companies, providing him with a deep understanding of the operational and financial aspects of businesses, both domestic and international.

  Errol M. Cook: Mr. Cook provides the Board with, among other things, valuable accounting experience and financial expertise that directly relates to Omnicom’s businesses, including through the high-level positions he has held at the international accounting firm Ernst & Young. He served as Chairman of the Media and Entertainment Committee and Chairman of the Retail Industry Committee of the New York State Society of CPAs. While at Warburg Pincus, a global leader in the private equity industry, Mr. Cook served on the FASB task force on business combinations and goodwill accounting and later consulted for companies preparing for Sarbanes-Oxley. Through such work experience, Mr. Cook has developed an expert understanding of corporate compliance issues and best practices, which is a valuable contribution to his service as a member of Omnicom’s Audit and Governance Committees. All of these positions have provided Mr. Cook with a strong accounting and financial background, including a comprehensive understanding of accounting rules and practices, financial statements, corporate finance, capital markets and asset management, each specifically in the context of Omnicom’s businesses. Mr. Cook also has experience as a former member of the board and audit committees of other public companies.

  Susan S. Denison: With her many years of experience in media and marketing, including multiple senior management roles for companies as varied as Richardson-Vicks, Clairol, Showtime Networks, Revlon and Madison Square Garden, Ms. Denison provides Omnicom and its Board with a deep understanding of consumer behavior and a strategic vision of the business operations of Omnicom’s agencies. As Partner of an executive search firm and an executive within the media, entertainment and consumer products industries, Ms. Denison brings to the Board an intimate familiarity with executive compensation practices, as well as an extensive knowledge of complex media strategies, the oversight of management, and consumer market insights. Ms. Denison’s leadership experience as a Partner at Cook Associates where she is involved in executive recruiting of the most senior executives, generally at the “C Suite” level, provides her with unparalleled knowledge of the compensation policies and practices of large public companies. This knowledge is an extremely valuable contribution to her role as a member of Omnicom’s Compensation Committee and better enables the Board to perform its function of overseeing management retention and succession. Ms. Denison also brings an international perspective to the Board through her prior service on the Board and Compensation Committee of a company listed on the Tel-Aviv Stock Exchange.

  Michael A. Henning: The selection of Mr. Henning as a director nominee was based, among other things, upon his extensive experience gained over a career spanning 40 years in senior positions for Ernst & Young, an internationally recognized accounting firm. At Ernst & Young, Mr. Henning served in a variety of positions including that of Deputy Chairman, Chief Executive Officer International, and Vice Chairman of Taxation. One of the many areas in which Mr. Henning’s long and distinguished career has made him knowledgeable is taxation, both domestic and international. His highly developed understanding of complex domestic and worldwide taxation regulations, policies and practices is an important component of the Board’s aggregation of skill-sets. Mr. Henning’s in-depth understanding of financial and accounting matters and his perceptive insights into the issues facing a multinational business such as Omnicom are extremely helpful to the Board and its Audit Committee. Further, Mr. Henning has served on the board, audit committees and compensation committees of several large public companies.

  John R. Murphy: Mr. Murphy has significant experience in the newspaper publishing industry in which he has served in the roles of president, publisher and editor. In such varied roles, his supervisory purview has included the advertising and circulation departments, allowing him to bring to the Board a keen knowledge of the media buying perspective which is a crucial component of Omnicom’s businesses. In addition, Mr. Murphy’s service as Vice Chairman of National Geographic Society for over 12 years provides him with valuable business, leadership and management experience and allows him to provide the Board with insight into strategic business development and operational matters. Mr. Murphy also has considerable financial knowledge and expertise based in part on his mutual fund and hedge fund experience as the Chairman of PNC Funds. Through his service on the boards of other companies in a wide variety of industries and, in particular, through his long tenure as the chairman of the audit committees of three public companies, including Omnicom, Mr. Murphy has a sizeable amount of board and audit committee experience which is a significant asset to Omnicom’s Board and greatly enhances his position as the Chairman of its Audit Committee.

  John R. Purcell: Among his other qualifications, Mr. Purcell’s years of experience as a tax lawyer at Covington & Burlington and as internal tax counsel at United Technologies have endowed him with a keen insight into legal issues and corporate compliance matters. The strength of judgment derived from this honed insight is a crucial aspect of what qualifies him to serve as the Chairman of Omnicom’s Governance Committee. Further, his extensive experience as a tax lawyer also provides him with a true understanding of the important taxation issues implicated in Omnicom’s global business operations. In addition, Mr. Purcell has many years of senior management experience working in the publishing, broadcasting and marketing industries in roles as varied as Chief Executive Officer, Chief Financial Officer and Chief Operating Officer which gives him a solid grasp of how to effectively oversee the management of a complex advertising, marketing and corporate communications company and, coupled with his distinguished career in banking and finance, how to deploy a global corporation’s assets and optimize its capital structure. As a member of Omnicom’s Board of Directors since its creation in 1986, Mr. Purcell has a deep understanding of Omnicom’s history, strategies, operations, businesses and customers. This accumulated knowledge is an asset to the Board and is extremely valuable to Omnicom in the development of its complex global businesses. Mr. Purcell’s contribution to Omnicom’s Board is further enhanced by his extremely significant board experience at approximately fifteen other public companies.

  Linda Johnson Rice: As a director, Mrs. Johnson Rice provides Omnicom with a unique perspective into expanding the operations and building the businesses of a global corporate enterprise, in part developed through her leadership role as Chairman of a multi-media company. The knowledge-base Mrs. Johnson Rice has developed through her experience in these roles is a valuable part of the Board’s overall mix of business expertise, particularly in light of the importance of growth to Omnicom’s commitment to increasing shareholder value. In addition, Mrs. Johnson Rice’s acute understanding of advertising and brand management and substantial knowledge of consumer businesses developed during her tenure as a Vice President and later as President and Chief Operating Officer and Chief Executive Officer of Johnson Publishing Company brings to the Board valuable insight into Omnicom’s businesses and the concerns of its clients, a matter of paramount importance to Omnicom’s global business strategy. Mrs. Johnson Rice also has very broad experience through having served for more than twenty years on the boards, audit committees, compensation committees and nominating and governance committees of several other large public companies in a variety of industries.

  Gary L. Roubos: Mr. Roubos has been chosen as a director nominee partly because of his extensive experience in business operations and executive leadership gained from the many years he dedicated to leading a world-wide, diversified industrial manufacturing corporation. As the Chairman and Chief Executive Officer of Dover Corporation, Mr. Roubos developed a broad strategic vision and became expertly knowledgeable about the business operations of a global business enterprise. This vision and knowledge plays an important role in the Board’s oversight of Omnicom and its management. Prior to leading Dover Corporation, Mr. Roubos held a variety of manufacturing positions, including plant management and sales, through which he developed a deep understanding of the various components comprising a business enterprise. This knowledge base proved essential to his remarkably successful track record at Dover Corporation and, together with his high-level management experience as the Chairman of Dover Corporation, makes Mr. Roubos’s contribution to Omnicom’s Board extremely valuable. This contribution is further enhanced by the fact that Mr.
  Roubos has also actively served on public company boards, audit committees, compensation committees and nominating and governance committees.

Risk Oversight

     Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. The principal oversight function of the Board and its Committees includes understanding the material risks the Company confronts and methods to mitigate or manage those risks. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

     Our Board administers its risk oversight function with respect to our operating risk as a whole, and the Board and its Committees meet with management at least quarterly to receive updates with respect to our business operations and strategies, financial results and the monitoring of related risks. The Board also delegates oversight to the Audit, Governance, Compensation and Finance Committees to oversee selected elements of risk:

  Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting, and the independence of the independent auditors of the Company. The Audit Committee inquires of management and the accountants about significant risks or exposures and assesses steps management is taking in light of these risks and discusses guidelines and policies governing the process by which management of the Company assesses and manages the Company’s exposure to risk. The Audit Committee receives an assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate. The Audit Committee also assists the Board in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function.

  Our Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Company’s Governance Committee also oversees risk by working with management to adopt codes of conduct and business ethics designed to encourage the highest standards of business ethics.

  Our Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

  Our Finance Committee oversees financial, credit and liquidity risk by overseeing our Treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure, capital allocation and long-term liquidity needs, and the implementation of risk mitigating strategies.

     The Company’s management is responsible for day-to-day risk management. The CEO, CFO and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board Committees and to the full Board. Our Treasury, Legal, Controllers and Internal Audit functions work with management at the agency level, serving as the primary monitoring and testing function for company-wide policies and procedures, and managing the day-to-day oversight of risk management strategy for the ongoing business of the Company. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports our approach.

Risk Assessment in Compensation Programs

     We have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Frederic W. Cook & Co., an independent third party compensation consultant, assisted Omnicom management in 2009 in reviewing our executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations are likely to create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, and the balance of potential risk to potential reward. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

     Based on the foregoing and the fact that we believe no subsequent change in the Company’s compensation programs, including the adoption of changes to our 2011 incentive award program described below, creates risks reasonably likely to have a material adverse effect on the Company, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Ethical Business Conduct

     We have a Code of Conduct designed to assure that our business is carried out in an honest and ethical way. The Code of Conduct applies to all of our, and our majority-owned subsidiaries’, directors, officers and employees and requires that they avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity. In addition, we have adopted a Code of Ethics for Senior Financial Officers regarding ethical action and integrity relating to financial matters applicable to our senior financial officers. Our Code of Conduct and Code of Ethics for Senior Financial Officers are available on our website at http://www.omnicomgroup.com, and are also available in print to any shareholder that requests them. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for senior financial officers, executive officers and directors on our website within the time period required by the SEC and the NYSE.

     We also have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as possible violations of our Code of Conduct or Code of Ethics for Senior Financial Officers. The procedures are posted on our website at http://www.omnicomgroup.com and the websites of our various global networks.

Shareholder Communications with Board Members

     Interested parties, including shareholders, may communicate (if they wish on a confidential, anonymous basis) with the outside directors, the Chairs of our Audit, Compensation, Finance, Governance and Executive Committees or any individual director (including the presiding director of the executive sessions of our independent non-management directors) on board-related issues by writing to such director, the Committee Chair or to the outside directors as a group c/o Corporate Secretary at Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022. The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     The following discussion describes and analyzes Omnicom’s compensation program for the individuals included in the Summary Compensation Table for 2010 on page 26, collectively referred to as the “named executive officers” or “NEOs”, who are:

  John D. Wren, Omnicom President and Chief Executive Officer

  Randall J. Weisenburger, Omnicom Executive Vice President and Chief Financial Officer

  Philip J. Angelastro, Omnicom Senior Vice President Finance and Controller

  Thomas Carroll, President and Chief Executive Officer of TBWA Worldwide and executive officer of Omnicom until July 20, 2010

  Dennis Hewitt, Omnicom Treasurer

  Michael J. O’Brien, Omnicom Senior Vice President, General Counsel and Secretary

  Andrew Robertson, President and Chief Executive Officer of BBDO Worldwide and executive officer of Omnicom until July 20, 2010

     This discussion summarizes our executive compensation program and objectives and provides an overview of how and why the Compensation Committee of our Board of Directors made specific decisions with respect to compensation of our NEOs for their performance in 2010. We also refer you to Omnicom’s 2010 Annual Report on Form 10-K filed with the SEC on February 23, 2011 (the “2010 10-K”), for additional information regarding the 2010 financial results for our Company discussed below.

     Executive Summary

     The objectives of our compensation programs are to attract, motivate and retain talent and to ensure that executive compensation is aligned with both the short and long-term interests of shareholders. We accomplish this by closely tying pay to performance, maintaining competitive compensation levels, and maintaining a high degree of variable compensation. Our principal components of pay are a base salary and an annual performance-based award consisting of a mix of cash and equity. In determining annual performance-based awards, the Compensation Committee considers various metrics, both quantitative and qualitative, including Omnicom financial and strategic performance (including network performance for network NEOs) and individual NEO performance.

2010 Compensation Overview

     In 2010, Omnicom, led by our named executive officers, delivered strong financial, operational and creative results, despite the challenging economic environment. Our executive compensation decisions in 2010 were influenced by the following important factors:

  Successfully Executed Numerous Strategic Initiatives: In order to meet the rapid pace of economic and technological change affecting the industry, our management made continuous adjustments to our businesses, improved our operations and core structures through a number of new initiatives, innovated with new business models and product offerings, completed numerous acquisitions and partnerships, continued to invest in our high-performing businesses and rapidly growing markets, and reorganized businesses that were not well positioned to recover from the recession or that no longer met our strategic plans. In addition, our management continued to invest in the training and development of our employees, who form the core of our business.

  Achieved Strong Financial Performance:

  These strategic efforts resulted in broad-based business and financial growth highlighted by several key metrics:

    Return on Equity was 21.3%

    Return on Invested Capital was 16.8%

    Annual revenue growth was 7.0%

    Earnings before Interest, Taxes and Amortization (EBITA) increased 7.0%

    Net income increased 4.0%

    Earnings Per Share (EPS) increased 6.7%

    Generated over $1 billion in free cash flow

    Increased the dividend by 33.3% and reinitiated share repurchases

  Continued to Lead Creative Awards: Omnicom’s networks and agencies were once again leaders in creativity as described below:

    Omnicom agencies topped the rankings at the International Advertising Festival in Cannes, including earning Agency of the Year honors.

    Omnicom agencies led the Gunn Report, which accumulates all creative awards given throughout the world, in 2010, finishing with three of the top five honors in both the Most Awarded Network in the World and the Most Awarded Digital Agency in the World competitions.

    In Ad Agency of the Year awards in Singapore, Omnicom agencies earned top honors in the Asia-Pacific region.

Factors Affecting 2010 Compensation Decisions

     Each compensation decision made by the Compensation Committee is driven by our need to attract, motivate and retain the talented management team that is imperative to Omnicom’s success. Because of the competitive nature of our business, the loss of key executives to competitors is a significant risk and Omnicom’s paramount concern is the retention of our senior executive talent in order to ensure that Omnicom is managed in the most effective possible manner. It is critical that our compensation program remain competitive with other companies with which we compete for senior executive talent and our 2010 compensation decisions reflect the value we place on the retention of our key executives and longstanding service to the Company.

     While Omnicom’s Compensation Committee considered a number of factors when assessing performance for purposes of making compensation decisions, in 2010 the Committee primarily considered return on equity and return on invested capital. Collectively, return on equity and return on invested capital, as performance measures, reflect the balance of all of the various metrics that we use to gauge Omnicom performance: revenue growth, operating margins, capital deployment, capital structure and tax structure. In addition, return on equity and return on invested capital are the measures most directly tied to the return to our common shareholders over time. The Compensation Committee also considered other financial performance metrics, progress on strategic priorities and individual NEO performance, which for the network CEOs include network financial and strategic performance.

     For 2010, after consideration of all of the aforementioned factors, the Compensation Committee made discretionary compensation decisions for each NEO, which are detailed below under the heading “2010 Compensation Decisions”.

2011 Program Redesign

     After conducting a comprehensive review of our executive program, the Compensation Committee decided on several important changes to the process by which we will determine incentive compensation awards beginning in fiscal 2011, which further align with our pay-for-performance objectives. Under the redesigned incentive compensation program, the annual performance-based award that a named executive officer would be entitled to receive would be derived from a pre-set formula incorporating both quantitative and qualitative performance metrics:

  30% of the award would be derived from Omnicom financial performance versus annual performance targets set by the Compensation Committee;

  20% of the award would be derived from Omnicom financial performance versus the performance of a group of our industry peers; and

  50% of the award would be derived from qualitative measures.

     These changes are described in greater detail below under the heading “2011 Compensation Program Changes” on page 24.

     Omnicom’s Executive Compensation Program and Philosophy

     Overall Compensation Objectives

     The Compensation Committee is responsible for establishing, implementing and monitoring Omnicom’s executive compensation policies and program. The overarching goal of our compensation program is to:

  Attract, motivate and retain talented executives who are a critical component of our long-term success;

  Provide a competitive total rewards package to our executives; and

  Ensure that executive compensation is aligned with both the short and long-term interests of shareholders.

     The Company’s executive compensation program and year-end compensation decisions are based on the following principles:

  Pay for Performance — A significant portion of potential annual compensation is performance driven: based on meeting or exceeding short and long term performance measures, both quantitative and qualitative. There is no guaranteed minimum performance-based award.

  Competitive Considerations — Our compensation is competitive relative to our peers in order to attract and retain the highest-caliber executive team.

  High Degree of Variable Pay in Compensation Structure — The more senior an executive becomes, the lower his base pay will be as a proportion of his entire compensation package and the higher his incentive-based and retention components will be as a proportion of his entire compensation package. We believe this is aligned with shareholder interest and the long-term interests of the Company.

Each of these factors is discussed in greater detail below.

     Pay for Performance

     Omnicom strives to closely link executive compensation to performance. The majority of compensation for our named executive officers has historically been in the form of a performance-driven incentive award payable in cash and stock options or equity awards that vest over time. In evaluating Company performance and when making NEO compensation decisions, the Compensation Committee considers Omnicom financial performance, network financial performance, strategic performance and individual executive performance. With respect to financial performance, the Committee considered the following performance metrics: return on equity, return on invested capital, revenue growth, EBITA margin, net income growth and EPS growth.

     Competitive Considerations

     The Compensation Committee directly retains the services of Frederic W. Cook & Co. (“Cook & Co.”), an independent third-party compensation consulting firm, for input on a range of external market factors, including evolving compensation trends, and market-standard compensation levels and elements. Cook & Co. reports directly and exclusively to the Compensation Committee. Cook & Co. only provides compensation consulting services to the Compensation Committee, and works with Omnicom’s management only on matters for which the Compensation Committee is responsible. Moreover, Cook & Co. does not perform any other services for, or receive any other fees from, the Company or any of its subsidiaries other than in connection with its work for the Committee. Cook & Co. holds no Omnicom stock and the services Cook & Co. provided for the Company did not raise any conflicts of interest.

     The Compensation Committee consults with Cook & Co. to obtain general observations on the Company’s compensation programs from which the Committee determines the target range of total compensation for each executive. Though Cook & Co. provides general observations on the Company’s compensation programs, it does not determine or recommend specific amounts or forms of compensation for the named executive officers. Although the data provided by Cook & Co. in 2010 influenced the Compensation Committee’s review and analysis, such data did not have a material impact on the Committee’s determination of the levels and elements of our executive compensation in 2010. The peer group the Compensation Committee reviewed in 2010 consisted of companies of comparable size and operational complexity. The group was comprised of the following companies:

Accenture	Computer Sciences Corp.	Time Warner Cable
Automatic Data Processing	DISH Network	Time Warner Inc.
Cablevision	Interpublic Group	Viacom
CBS	Thomson Reuters	WPP Group

     High Degree of Variable Pay in Compensation Structure

     Consistent with our objective to align executive pay with shareholder interests, our NEO’s compensation includes a high degree of variable pay. For each NEO, the majority of his total compensation was variable and based on performance. With respect to our CEO, over 89% of his total compensation was variable and based on performance.

     For 2010, the Committee also paid part of the incentive compensation awards for each NEO in performance restricted stock units (PRSUs) for which the ultimate number of shares awarded varies based on the Company’s future performance as compared to a peer group. The Committee believes that the use of PRSUs with the vesting provisions described below in the section entitled “2010 Compensation Decisions” focuses the executive on the Company’s long-term interests without leading to imprudent risk-taking.

     Elements of Omnicom Compensation

     The components of Omnicom’s executive compensation are described below. Each of the components and the manner in which decisions for 2010 were made for each NEO are more fully discussed in the sections that follow.

     Base Salary

     The objective of base salary is to provide a portion of compensation to the named executive officer that is not “at risk” like incentive bonuses or equity awards, and is generally unaffected by fluctuations in company performance or the market in general. The base salaries for the named executive officers are determined by the Compensation Committee and, in the case of the President and Chief Executive Officer, approved by the full Board.

     Adjustments in base salary for named executive officers are discretionary and are generally considered no more frequently than every 24 months. Messrs Wren, Weisenburger, O’Brien and Robertson have not had an increase in base salary in eight years. Mr. Angelastro has not had an increase in salary since 2005. Omnicom determines base salary adjustments based upon the report of our compensation consultant, the general knowledge of our CEO and Compensation Committee of base salaries paid to similarly positioned executives, salaries paid historically, tax and accounting issues and, when appropriate, personal performance as assessed by the Compensation Committee and the Chief Executive Officer. No formulaic base salary adjustments are provided to the named executive officers.

     Annual Performance-Based Compensation Awards

     A key component of our executive compensation program is an annual performance-based bonus awarded pursuant to Omnicom’s Senior Management Incentive Plan (the “Incentive Bonus Plan”). Under the Incentive Bonus Plan, eligible executive officers may, subject to Compensation Committee oversight and discretion (or in the case of the President and Chief Executive Officer, subject to Board input and ratification), receive annual performance-based bonuses. It is Omnicom’s philosophy that its named executive officers should be rewarded based upon Omnicom’s overall performance as well as each executive’s individual performance. In assessing individual performance, the Compensation Committee looks to determine how the executive contributed to advancing Omnicom’s business strategy and our long term performance. With respect to Messrs. Carroll and Robertson, collectively referred to in this analysis as “network named executive officers,” individual performance is also evaluated in part by looking at whether network financial performance supported Omnicom financial performance and goals.

     In the first quarter of 2010, the Compensation Committee established a range of bonus amounts for each of the named executive officers, including maximum bonus awards, which are shown below in the “Grant of Plan-Based Awards in 2010” table. As described above, the Compensation Committee consults with its compensation consultant to determine the range of total compensation for similarly positioned executives at companies of comparable size and profitability. The Compensation Committee takes the information provided in the compensation consultant report into consideration when determining the bonus range for our named executive officers. The range established by the Compensation Committee for Omnicom’s named executive officers reflects differences in role and network.

     In the beginning of 2010, the Committee provided that its intention was to consider the following performance measures, with no particular weight given to any single performance measure: financial performance, advancement of strategic initiatives, recruitment of key talent, advancement of diversity initiatives, retention of key talent, retention of clients/business, new client/business development, quality of work product and honors and awards. The Compensation Committee did not establish specific performance targets with respect to any performance criteria above, but rather intended to use such criteria as guidelines in determining the amounts of the cash bonuses to be paid to the named executive officers for performance in 2010.

     Although each named executive officer is eligible to receive an award pursuant to the Incentive Bonus Plan if his achievements so merit, the granting of a bonus to any named executive officer is entirely at the discretion of the Compensation Committee. The Compensation Committee may choose not to award a bonus to a named executive officer or to award a bonus that is not commensurate with the achievement of an executive’s objectives, in each case in light of all factors deemed relevant by the Compensation Committee. In addition, to the extent achievement of the performance criteria described above may be impacted by changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings, the Compensation Committee exercises its judgment whether to reflect or exclude their impact.

     Long Term Equity Component of Annual Performance-Based Compensation Awards

     The Compensation Committee strives to create incentives for the senior management team to not only remain with Omnicom, but to focus long term as a team, with particular emphasis on long term stock value and return on invested capital. We believe that an equity ownership stake in Omnicom is important to link a named executive officer’s compensation to the performance of Omnicom’s stock and shareholder gains. Grants of restricted stock, restricted stock units and stock options serve to align the interests of the shareholders with those of the named executive officers by incentivizing the named executive officers toward the creation and preservation of long-term shareholder value. Finally, our equity award agreements contain restrictive covenants that protect our business in the event of an executive departure.

     In 2010, each NEO received part of his annual performance-based compensation award in PRSUs. This equity award is designed to reward individual contributions to the Company’s performance as well as motivate future contributions and decisions aimed at increasing shareholder value. Certain of the Company’s NEOs are required to retain a certain amount of Company’s equity/stock as described in “Other Arrangements, Policies and Practices Related to Our Executive Compensation Program — Share Ownership Guidelines.” The number of units granted was determined by dividing the dollar value of the award by the fair market value on the date of grant. The vesting provisions of the units are described below in the section entitled “2010 Compensation Decisions.”

     Role of CEO in Decision Making

     The Compensation Committee annually reviews and approves the compensation of the named executive officers. To aid the Compensation Committee in making its compensation determinations, the Chief Executive Officer annually reviews the performance of each other named executive officer by evaluating the performance factors described in this Compensation Discussion and Analysis and presents his conclusions and recommendations to the Compensation Committee. The Compensation Committee considers the Chief Executive Officer’s recommendations, but ultimately exercises its own discretion. With respect to 2010 compensation, the Compensation Committee did not deviate materially from our Chief Executive Officer’s recommendations.

     2010 Compensation Decisions

     Overall Company Performance

     In 2010, Omnicom, led by our named executive officers, delivered strong financial, operational and creative results, despite the challenging economic environment. The Committee believes that the actions taken by the Company’s Chief Executive Officer and the other NEOs throughout 2010 contributed greatly to the Company’s results and positioned the Company well to take advantage of improving economic conditions. We believe our NEOs rose to meet the challenges posed by the rapid pace of economic and technological change. Furthermore, throughout 2010, the Company continued to benefit from the strategic choices made by the Company’s senior management over the past few years. In addition to the Company’s longstanding rigorous credit and balance sheet management practices, the key strategic decisions summarized below, among other things, enabled the Company’s successful performance during 2010 and placed the Company in a strong position going forward.

     Financial Performance

     In 2010, the primary financial metrics considered by the Compensation Committee for purposes of our compensation decisions were return on invested capital and return on equity. Overall, we think return on invested capital and return on equity, as performance measures, collectively show the balance of all of our various metrics that we use to gauge our performance: revenue growth, operating margins, capital deployment, capital structure, and tax structure. They also highlight the effectiveness of our long-term investment and operating strategies for shareholders. For the year, annual return on invested capital growth was 16.8%, and return on equity growth was 21.3%.

     Additionally the Compensation Committee considered the 2010 financial metrics and accomplishments set forth below.

  Annual revenue growth was 7.0%.

  Earnings before Interest, Taxes and Amortization increased 7.0%

  Net income increased 4.0%

  Earnings Per Share increased 6.7%

  Generated approximately $1 billion in free cash flow after capital expenditures and excluding changes in working capital, which was also positive another $310 million.

  Returned approximately $1.4 billion to shareholders in 2010 through dividends and net share repurchases.

Other Performance Factors

Strategic Performance Priorities

     The Committee also considered the Company’s progress on core strategic performance priorities across the Company and within each network in making overall, year-end bonus decisions.

  Strategic Acquisitions. In 2010, we completed and announced a number of acquisitions designed to help build our footprint geographically and to add important skill sets where appropriate. The largest of these transactions was our acquisition of the controlling stake in Clemenger Group, which closed in early February, 2011. Clemenger is the largest and premier communications group in Australia and New Zealand. This acquisition will help in the growth of our combined businesses throughout the Asia Pacific region.

  Strategic Partnerships. Following Omnicom’s announcement of our partnership with Google in the third quarter of 2010, the Company completed additional partnerships with Microsoft and Yahoo.
  These partnerships are consistent with our philosophy of building internal competencies in digital marketing and media, while partnering with the most innovative technology companies.

  Training and Development. In 2010, we continued to invest in our people by extending our digital education efforts to ensure continued training and development of Omnicom employees. Our goal is to ensure that our employees are continuously improving their skills to keep pace with the technological changes affecting our business.

  Creativity and Awards.

    Omnicom agencies, once again, topped the rankings at the International Advertising Festival in Cannes, including agency-of-the-year honors and the number one and two rankings for the most awarded agency networks.

    Omnicom agencies led the Gunn Report in 2010, finishing with three of the top five honors in both the most awarded network in the world and the most awarded digital agency in the world competitions.

    At Ad Agency of the Year awards in Singapore, Omnicom agencies picked up top honors in the Asia-Pacific region, including the three network of the year titles for (1) Creative Agency of the Year: DDB, (2) Digital Agency Network of the Year: Tribal DDB and (3) Media Agency of the Year: PHD.

  Operating Efficiencies. We initiated a number of actions to gain further operating efficiencies, including the consolidation of agency operations in several smaller markets, the consolidation and increased utilization of our legal entities, our establishment of several shared service centers, the increased centralization of IT and other operating functions, and a number of real estate consolidations. We expect that these changes will result in meaningful future benefits.

Individual Performance

     In order to assess 2010 individual performance, the Compensation Committee, with the assistance of Omnicom’s President and Chief Executive Officer, looked to determine how each named executive officer contributed to advancing the core “pillars” that serve as the foundation of our business strategy: providing best in class services to clients, maximizing efficiencies and minimizing risk through enterprise-wide initiatives and achieving the highest levels of corporate values and integrity.

(1)	Best in Class Client Services. We achieve this goal by securing the finest available talent in the right disciplines, and deploying that talent in the right places across the globe. The Compensation Committee looks to the role a named executive officer has played in developing our personnel and our client and discipline base. With respect to each, the Compensation Committee reviews an executive’s role in:

    Personnel development

      Providing management development and succession planning

      Recruiting and retaining key and diverse talent

      Training and educating personnel

    Client development

      Retaining clients/business

      Expanding the depth and breadth of our core clients

      Developing new client relationships

    Services development

      Developing the quality and breadth of our key services

      Expanding our global presence in the right places

      Planning acquisitions and divestitures

      Receiving honors and awards for creative excellence and customer service

(2)	Enterprise-wide initiatives to maximize efficiencies and minimize risk. Next, our finance and operations team strives to maximize efficiencies and minimize risk through enterprise-wide initiatives that create a high return on invested capital. The Compensation Committee reviews each executive’s involvement in key business management issues such as cash management, business planning, Enterprise Risk Management (ERM), information technology initiatives/consolidation, developing and streamlining financial reporting operations and working capital management.

(3)	Corporate values and integrity. Finally, Omnicom leadership strives to achieve the highest levels of corporate values and integrity. The Compensation Committee considers how each executive contributed to Omnicom’s substantial efforts to maximize diversity and inclusion, to achieve the highest levels of corporate social responsibility, including a commitment to environmental and individual community outreach initiatives, and to maintain a professional work-place environment.

     John D. Wren. Mr. Wren led the Company to an exceptional annual performance given the challenging global economic environment. He effectively developed and implemented strategies for Omnicom to take advantage of economic and technological changes affecting the industry, leading the Company’s efforts to make continuous adjustments to its businesses, to improve operations and core structures, and to innovate with new business models and product offerings. In addition, Mr. Wren identified and invested in high-performing businesses and rapidly growing markets, while reorganizing or closing businesses that were not well positioned to recover from the recession or that no longer met the Company’s strategic plans. Mr. Wren led Company-wide plans for further improving operating efficiencies, including the consolidation of agency operations in several smaller markets, the establishment of several shared service centers to increase the centralization of IT and other operating functions, and a number of real estate consolidations. Mr. Wren strengthened relationships with Omnicom’s clients and developed new client relationships. He excelled in attracting and retaining key executive leadership and producing business results while responding successfully to numerous challenges.

     Randall J. Weisenburger. Mr. Weisenburger productively managed the Company’s capital and liquidity, oversaw the reduction of risk and strengthened the Company’s balance sheet, resulting in considerable flexibility to deploy capital in the most effective ways, including share repurchases and an increase in the quarterly dividend. He efficiently implemented an enhanced the financial planning and analysis process. In addition, Mr. Weisenburger identified and invested in high-performing businesses and rapidly growing markets, and led the Company’s acquisition activities, including the acquisition of Clemenger Group as described above. He played a key role in reorganizing or closing businesses that were not well positioned to recover from the recession or that no longer met the Company’s strategic plans. He led the ongoing improvements to working capital management, a critical effort in improving Omnicom’s overall financial performance. Mr. Weisenburger improved operating efficiencies, including the consolidation of agency operations in several smaller markets, the establishment of several shared service centers to increase the centralization of IT and other operating functions, and a number of real estate consolidations. Mr. Weisenburger led the efforts to continually develop the skills of our finance and operating personnel and implemented programs for their continuing professional development. In addition, he spearheaded the Company’s programs with respect to corporate ethics, enterprise risk management and global corporate social responsibility. Mr. Weisenburger also led the Company’s investor relations efforts.

     Philip Angelastro. Mr. Angelastro played a critical role in developing plans and strategies to manage the Company’s financial reporting function despite a very challenging environment. Mr. Angelastro prudently and proactively managed the preparation of all filings and communications with the Securities and Exchange Commission. He also led efforts to define and implement accounting policies and procedures for all Omnicom companies, in addition to overseeing the Company’s financial systems. Mr. Angelastro also managed the Company’s income tax function, as well as the U.S. health and welfare and retirement plans. He personally drove key strategies in maximizing efficiencies across a wide range of networks and companies. Mr. Angelastro continues to be a key player in overall firm strategy with a particular focus on issues related to risk management and finance.

     Thomas Carroll. Mr. Carroll led TBWA Worldwide through dramatic change in 2010, delivering a very strong performance including being recognized by Advertising Age in 2010 as the “Best International Network of the Decade.” In addition, Fast Company magazine placed TBWA as an Innovation All-Star in 2010. Mr. Carroll effectively guided TBWA Worldwide through the challenging economic and technological changes affecting the industry. He successfully drove new and existing business in Asia and Latin America.

     Dennis Hewitt. Mr. Hewitt successfully supported the Chief Financial Officer in developing and maintaining our overall capital structure, which includes public debt offerings, revolving credit facilities, commercial paper program, bank lines of credit and leasing programs. Mr. Hewitt’s department efficiently provided global liquidity with interconnected regional treasury centers which fund operating units, daily requirements and manage foreign exchange exposure and derivatives. He also successfully oversaw (i) global property and casualty insurance programs and related insurance activities; (ii) capital expenditure planning and administration of related leasing activity; (iii) management of global working capital performance including client credit exposures; and (iv) organizing conferences focusing on training and professional development. He coordinated global corporate social responsibility projects involving financial employees through Omnicom Cares. Mr. Hewitt played a key role in developing a global information technology program to provide straight through processing and paperless solutions. These solutions won recognition by being awarded Treasury honors with financial industry awards. Omnicom Treasury won: The Alexander Hamilton Award, The Pinnacle Awards and The Adams Smith Award during 2010.

     Michael J. O’Brien. Mr. O’Brien successfully managed, developed and trained the Company’s worldwide legal team, managed legal services provided to the Company, and monitored the Company’s compliance with all applicable laws, rules and regulations on a global basis. Mr. O’Brien also established priorities and agendas for the Company’s Board of Directors and its Committees and provided them with advice on corporate governance developments and best practices, as well as legal risks and requirements. In 2010, as part of his ongoing efforts to meet or exceed corporate governance best practices, he oversaw the implementation of several important corporate governance initiatives. Mr. O’Brien has undertaken a leading role and been instrumental to the implementation of initiatives to increase diversity throughout the Company. Mr. O’Brien also managed the Company’s litigation matters and developed effective litigation strategies. In addition, he played a key role in (i) structuring, implementing and managing compensation and benefits programs, (ii) protecting the company’s intellectual property, (iii) negotiating and ensuring compliance with client contracts, (iv) overseeing legal aspects of the Company’s acquisition and financing activities, and (v) managing the governance of the Company’s many legal entities.

     Andrew Robertson. Mr. Robertson led BBDO Worldwide in an exceptional year. BBDO is currently Network of the Year at Cannes, the world’s most awarded agency network in The Gunn Report, and the most awarded global agency network across every marketing communications discipline in The Big Won report. He looks to a bright future as well, as BBDO is also Network of the Year in the 8th annual Young Guns Awards, which recognize the work of young and emerging creatives. Mr. Robertson successfully responded to the economic and technological changes affecting the industry. He generated substantial business in Asia and Latin America and led BBDO through the bankruptcy of one of its longstanding clients.

     No set weight was assigned to any of the financial, strategic or individual factors and no single performance priority was material to the Compensation Committee’s determination of individual bonuses; rather the Committee reviewed and subjectively balanced these priorities in the aggregate in determining individual bonuses.

     Fiscal Year 2010 Compensation

     After a thoughtful review of the financial, strategic and individual performance factors, the Committee made a discretionary judgment on appropriate 2010 compensation for each of the NEOs. The 2010 base salaries and annual performance-based compensation awards consisting of cash and PRSUs are shown in the “Summary Compensation Table for 2010” on page 26 below.

     Base Salary

     Based on our Chief Executive Officer and the Compensation Committee’s general knowledge of base salaries paid to similarly positioned executives at companies of comparable size and profitability and the continuing struggles of the global economy, the Compensation Committee decided not to adjust the base salaries of any of the named executive officers in 2010.

     Annual Performance-Based Compensation Award

     Cash: As one portion of our 2010 variable year-end incentive award, we provided the opportunity for our NEOs to earn a market competitive annual cash bonus award based on Omnicom financial performance, other performance factors and individual performance, including network performance for network NEOs. This opportunity is provided to motivate executives to maximize financial results, to attract and retain an appropriate caliber of talent for the position, and to recognize that similar annual cash awards are almost universally provided at other companies with which we compete for talent.

     Equity: PRSUs were awarded as another part of the variable year-end incentive award for performance in 2010 paid to each NEO. The ultimate number of PRSUs received by the NEOs will depend upon Omnicom’s return on equity over the coming three years, as compared to the return on equity of Omnicom’s five principal competitors. Between 50% and 100% of the PRSUs will ultimately be received by the NEOs, depending on Omnicom’s rank as compared to such competitors.

     Each PRSU represents the right to receive one share of our common stock upon vesting. The PRSUs are eligible to vest in five annual installments beginning on the one-year anniversary of the date of grant, subject to continued employment with us or our subsidiaries on the applicable date.

     The maximum number of PRSUs that each NEO is eligible to receive under this award is equal to the dollar value of the equity portion of the 2010 incentive award divided by the closing price of our common stock on the date of grant (the “Maximum PRSU Award”). The maximum amount of each NEO’s award is as follows:

Name	Maximum PRSU Award

John Wren	61,388
Randall Weisenburger	49,110
Philip Angelastro	8,185
Thomas Carroll	53,203
Dennis Hewitt	4,093
Michael O’Brien	5,116
Andrew Robertson	53,203

     Three years following the award, our average return on equity over calendar years 2011, 2012 and 2013 will be compared to the average return on equity for each of Omnicom’s five principal competitors for the same three-year period. Based on our rank relative to the peer group, the total number of PRSUs awarded will be adjusted by applying the Multiplier below to the Maximum PRSU Award:

Omnicom Rank	Multiplier

1-2	1.00
3	0.90
4	0.70
5	0.60
6	0.50

     After each of the first two years, the minimum number of PRSUs to which the NEO is entitled with respect to the applicable annual installment will be distributed on the anniversary of the award date (which will be 50% of such annual installment). After the three-year measurement period ends and Omnicom’s rank amongst its competitors is determined, any additional PRSUs earned with respect to the first three installments will then be distributed. The remaining number of PRSUs will continue to vest in years four and five such that the total number of PRSUs distributed at the end of five years equals the Maximum PRSU Award times the Multiplier. The Compensation Committee believes that these vesting provisions motivate executives to make decisions that focus on the long-term, sustainable growth of our Company, increasing shareholder value as a result. In addition, the Compensation Committee believes that the award of the PRSUs will attract and retain an appropriate caliber of talent.

     Other Arrangements, Policies and Practices Related to Our Executive Compensation Program

     Executive Stock Ownership Guidelines. We have adopted Executive Stock Ownership Guidelines that require our Executive Chairman, President and Chief Executive Officer, Chief Financial Officer and each of the Chief Executive Officers of our networks to hold shares of Omnicom common stock with a value equal to the specified multiples of base salary indicated below. These guidelines ensure that they build and maintain a long-term ownership stake in Omnicom’s stock that will align their financial interests with the interests of the Company’s shareholders. The applicable guidelines for our named executive officers to whom the guidelines apply are as follows:

Position of Executive Officer	Ownership Target Multiple of Salary

President and Chief Executive Officer of Omnicom	6 x Annual Base Salary
Chief Financial Officer of Omnicom	3 x Annual Base Salary
Chief Executive Officer of BBDO Worldwide	3 x Annual Base Salary
Chief Executive Officer of TBWA Worldwide	3 x Annual Base Salary

     The guidelines were adopted in the first quarter of 2010 and the executives have five years from the date of the adoption of these guidelines to attain the ownership levels. For purposes of these guidelines, the value of an executive’s stock ownership includes all shares of the Company’s common stock owned by the executive outright (inclusive of unvested equity awards such as restricted shares and restricted stock units) or held in trust for the executive and his or her immediate family, plus the executive’s vested deferred stock and allocated shares of the Company’s common stock in employee plans.

     Compensation Forfeiture/Clawback Policy. On March 29, 2010, our Board adopted an Executive Compensation Clawback Policy covering compensation paid with respect to any period beginning on or after January 1, 2010, to certain of our officers, including our named executive officers. Under this policy, in the event of a material restatement of our financial statements that is caused by a fraudulent or intentionally illegal act of one of our officers, the non-management members of the Executive Committee of our board (the “Clawback Committee”) will review the annual performance-based cash bonus paid and any performance-based equity awards granted to such officer with respect to the period covered by the restatement. If the Clawback Committee determines that the amount of such awards would have been lower had they been determined based on such restated financial statements, it may seek to recover the after-tax portion of the difference, including, with respect to equity awards, any gain realized on the sale of any such shares.

     Equity Compensation Policies. Omnicom has adopted a policy regarding grants of equity awards, which provides, among other things, that grants of equity awards to non-employee members of the Board shall be approved by the full Board and any other grants must be approved by the Compensation Committee. With limited exception, the grant date of any equity award will be the date of the Board or Committee meeting at which the award is approved and the exercise price, if applicable, will be no less than the closing price of Omnicom’s common stock on such date.

     SERCR Plan and Executive Salary Continuation Plan Agreements

     Omnicom has entered into Award Agreements with Messrs. Wren, Weisenburger, Angelastro, Carroll and Robertson pursuant to the Senior Executive Restrictive Covenant and Retention Plan, which was adopted in December 2006 (the “SERCR Plan”) and an Executive Salary Continuation Plan Agreement with Mr. Hewitt. These arrangements are discussed in greater detail in the section below entitled “Potential Payments Upon Termination of Employment or Change in Control.”

     Participation in the SERCR Plan was determined to be offered to participating named executive officers by the Compensation Committee based on the value of the benefit provided to Omnicom through the restrictive covenants contained in the SERCR Plan, as a retention mechanism to seek to secure the services of the participating named executive officers by providing post-employment benefits, subject to a minimum period of employment and based on the Compensation Committee’s analysis of the future financial impact of various termination payout scenarios on each of these recipients and on Omnicom. In making the decision to extend these benefits, the Compensation Committee relied on the advice of its independent compensation consultant, Cook & Co., that the program is representative of market practice, both in terms of design and cost. Amounts payable to Mr. Hewitt under his Executive Salary Continuation Plan Agreement are based on past company practice and are in consideration for the covenants to consult and not to compete during the service period of the agreement. The Compensation Committee believes that these benefits are essential in helping Omnicom fulfill its objectives of attracting and retaining key executive talent.

     Deferred Restricted Stock and Restricted Stock Unit Plans. The named executive officers who are officers of Omnicom Group Inc. (Messrs. Wren, Weisenburger, Angelastro, Hewitt and O’Brien) are eligible to defer, at their election, some or all of the shares of restricted stock and restricted stock units that otherwise would have vested. The shares or units may be deferred until either a date selected by the executive officer or until termination of employment. Omnicom pays participants an amount equal to the cash dividends that would have been paid on the shares or units in the absence of a deferral election, subject to the participant’s employment with Omnicom on the record date of such dividends. No NEO deferred shares of restricted stock or restricted stock units in 2010. Balance and payment information with respect to prior elections is reflected in the Nonqualified Deferred Compensation Table on page 30 below.

     Policy Regarding Death Benefits. On February 10, 2011, Omnicom’s Board of Directors adopted a policy regarding death benefits, which provides, among other things, that shareholder approval is required for any future compensation arrangements that would require the Company to make payments, grants or awards following the death of a named executive officer in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity or perquisites. The policy would not apply to payments, grants or awards of the sort offered to other Company employees and does not apply to arrangements existing at the time the policy was adopted.

     Benefits and Perquisites

     Benefits and perquisites are determined by Omnicom with respect to Messrs. Wren, Weisenburger, Angelastro, Hewitt and O’Brien and by the individual network that employs each of Messrs. Carroll and Robertson. The Compensation Committee believes that Omnicom and each network is in a better position to determine the mix of benefits and perquisites that should be offered to its executives since they should reflect the business needs and realities confronting Omnicom and each network.

     Retirement Savings Plan. Omnicom, BBDO Worldwide and TBWA Worldwide each participate in the Omnicom Group Retirement Savings Plan, which is a tax-qualified defined contribution plan. All employees who meet the Plan’s eligibility requirements may elect to participate in the 401(k) feature of the Plan and may also receive a company matching and/or profit sharing contribution based on the Plan’s provisions and the discretion of Omnicom and each participating employer.

     Omnicom and BBDO Worldwide make discretionary profit-sharing contributions after the end of the Plan year. The amount contributed is a percentage of eligible compensation, up to the limitations imposed by the Internal Revenue Code. BBDO Worldwide and TBWA Worldwide make discretionary 401(k) matching contributions after the end of the Plan year.

     Insurance. Omnicom, BBDO Worldwide and TBWA Worldwide pay employer premiums for life insurance for the named executive officer(s) employed by such network.

     Other perquisites. We procure aircraft usage from an unrelated third-party vendor. In some instances, Omnicom makes available to the named executive officers personal use of corporate aircraft hours. The dollar amount reported in the Summary Compensation Table for personal use of aircraft hours reflects the aggregate incremental cost to Omnicom, based on payments we make which are equal to the vendor’s hourly charge for such use and landing fees, minus the amount Omnicom is reimbursed by the executive for his use on the aircraft. Each executive reimburses Omnicom for at least the amount calculated based on the Standard Industry Fare Level (SIFL) tables prescribed under IRS regulations promptly after the cost of the flight is incurred. Additional perquisites and benefits are set forth in the notes to the Summary Compensation Table on page 26.

     Accounting and Tax Considerations

     IRC Section 162(m)

     Section 162(m) limits the tax deduction for compensation in excess of $1 million paid in any one year to its Chief Executive Officer and certain other executive officers unless the compensation is “qualified performance-based compensation.” Payments of bonuses will constitute “qualified performance-based compensation” under the provisions of Section 162(m) if payable on account of the attainment of one or more pre-established, objective performance goals and if certain requirements are met. Omnicom’s Incentive Bonus Plan and Amended and Restated 2007 Incentive Award Plan (our “2007 Plan”) were each approved by its shareholders pursuant to the requirements of Section 162(m) and Omnicom typically intends for awards earned under these plans to qualify for tax deduction. However, the Compensation Committee reserves the right to pay Omnicom’s employees, including participants in the Incentive Bonus Plan, other amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

     The Compensation Committee considers the anticipated tax treatment to Omnicom in its review and establishment of compensation programs and awards. The Compensation Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate given the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value.

     Accounting for Share-Based Compensation

     Omnicom accounts for share-based compensation including its restricted stock, restricted stock units and stock option awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), Compensation — Stock Compensation.

     2011 Compensation Program Changes

     After conducting a comprehensive review of our executive program, in April of 2011, we decided on several important changes to the process by which we intend to determine incentive compensation awards for performance in fiscal 2011, which further align with our pay-for-performance objectives. As is currently the case, the annual performance-based bonus would be awarded pursuant to the Incentive Bonus Plan, and subject to its terms and conditions. The incentive award that a named executive officer would be entitled to receive would be derived from a pre-set formula incorporating a combination of qualitative and quantitative performance metrics as set forth below. Although each named executive officer would be eligible to receive an award pursuant to the calculation below if his achievements so merit, as is the case currently, the granting of an award to any named executive officer will be entirely at the discretion of the Compensation Committee. The Compensation Committee may choose not to make an award to a named executive officer or to make an award that is not commensurate with the result of the factors set forth below, in each case in light of all factors deemed relevant by the Compensation Committee.

     For each NEO, a maximum incentive compensation level will be established, and a target incentive compensation level will be set at a percentage of the maximum incentive compensation level. The achievement of the target compensation level will range from zero to 200 percent. The following table summarizes the qualitative and quantitative metrics, and weight we plan to give each metric, in order to arrive at each named executive officer’s incentive award earned as a percentage of the target:

     Incentive Compensation Performance Metrics

Performance Measure	% of Bonus Impacted	Performance Range	Key Factors

Omnicom Financial Performance vs. Annual Performance Targets	30%	0–200%	Omnicom’s actual financial performance will be measured against annual performance targets established by the Compensation Committee.

Omnicom Financial Performance vs. Industry Peer Group	20%	0–200%	Omnicom’s annual financial performance will be measured against an industry peer group established by the Compensation Committee.

Qualitative Measures	50%	0–200%	These measures will be evaluated by looking at how an NEO’s personal performance contributed to advancing the core “pillars” that serve as the foundation of our business strategy, as described above.

     The Compensation Committee believes the new incentive award determination process will provide greater certainty and detail around the determination of the quantitative results on which incentive awards will be based. The Committee will continue to focus on the achievement of key financial and strategic business goals and monitor the compensation program to ensure it aligns the interests of our NEOs with those of our shareholders and our long-term goals while avoiding unreasonable risk.

Compensation Committee Report

     The Compensation Committee, which is comprised solely of independent members of the Board, has reviewed the “Compensation Discussion and Analysis” and discussed the analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the 2010 10-K.

Members of the Compensation Committee
Gary L. Roubos, Chairman
Alan R. Batkin
Leonard S. Coleman, Jr.
Susan S. Denison
Michael A. Henning
Linda Johnson Rice

Summary Compensation Table for 2010

				Non-Equity Incentive Plan Compensation ($)(2)

Name and Principal Position of Executive	Year	Salary ($)	Option Awards ($)(1)	Cash	Value of Performance RSUs	All Other Compensation ($)(3)	Total ($)

John D. Wren	2010	$1,000,000	—	$6,600,000	$3,000,000	$168,846	$10,768,846
President and Chief Executive	2009	$1,000,000	$1,755,000	$5,000,000	—	$129,598	$7,884,598
Officer of Omnicom	2008	$1,000,000	$3,780,000	$1,750,000	—	$196,241	$6,726,241

Randall J. Weisenburger	2010	$975,000	—	$4,800,000	$2,400,000	$67,995	$8,242,995
Executive Vice President and	2009	$975,000	$877,500	$3,700,000	—	$96,376	$5,648,876
Chief Financial Officer of	2008	$975,000	$1,890,000	$1,325,000	—	$194,120	$4,384,120
Omnicom

Philip Angelastro	2010	$425,000	—	$800,000	$400,000	$14,550	$1,639,550
Senior Vice President
Finance and Controller
of Omnicom

Thomas Carroll	2010	$900,000	—	$3,000,000	$2,600,000	$26,750	$6,526,750
President and Chief Executive
Officer of TBWA Worldwide

Dennis E. Hewitt	2010	$378,333	—	$350,000	$200,000	$26,104	$954,437
Treasurer of Omnicom

Michael J. O’Brien	2010	$700,000	—	$500,000	$250,000	$9,374	$1,459,374
Senior Vice President
General Counsel and Secretary
of Omnicom

Andrew Robertson	2010	$900,000	—	$3,000,000	$2,600,000	$105,809	$6,605,809
President and Chief Executive	2009	$900,000	$877,500	$2,000,000	$500,000	$69,043	$4,346,543
Officer of BBDO Worldwide	2008	$900,000	$1,890,000	$750,000	—	$76,419	$3,616,419

(1)	This column shows the aggregate grant date fair value of the stock options granted, computed in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the fair value of option awards, refer to notes 3 and 10 to the consolidated financial statements contained in the 2010 10-K.

(2)	All amounts reported are amounts paid pursuant to Omnicom’s Incentive Bonus Plan for 2010 performance. The equity portion of the award was paid in performance restricted stock units (PRSUs) that vest ratably over the next five years. The ultimate number of PRSUs received by the NEOs will depend upon Omnicom’s return on equity over the coming three years, as compared to the return on equity of Omnicom’s five principal competitors. Between 50% and 100% of the PRSUs will ultimately be received by the NEOs, depending on Omnicom’s rank as compared to such competitors. The maximum number of PRSUs that each NEO is eligible to receive under this award is equal to the dollar value of the award divided by the closing price of our common stock on the date of grant. The PRSUs are further described above in the section entitled “Executive Compensation: Compensation Discussion and Analysis”.

(3)	All Other Compensation consists of each of the following:

    Perquisites and other personal benefits where the total value of all perquisites and personal benefits for a named executive officer exceeds $10,000 per year. Perquisites and other personal benefits are valued based on the aggregate incremental cost to Omnicom and its subsidiaries.

    The total perquisites and other personal benefits include: for Mr. Wren, personal use of aircraft hours ($144,232), an auto allowance and a medical allowance; for Mr. Weisenburger, personal use of aircraft hours ($49,133) and an auto allowance ($9,120); for Mr. Angelastro, an auto allowance ($7,200); for Mr. Carroll, an auto allowance ($14,400) and a club membership ($5,000); for Mr. Hewitt, an auto allowance ($7,200) and a medical allowance ($4,000); and for Mr. Robertson, an auto allowance ($24,790), entertainment expenses ($23,719), a service award ($13,500) and personal financial planning services.

    Employer contributions to one or more retirement savings plans for Mr. Wren ($7,350), Mr. Weisenburger ($7,350), Mr. Angelastro ($7,350), Mr. Carroll ($7,350), Mr. Hewitt ($7,350), Mr. O’Brien ($7,350), and Mr. Robertson ($24,500).

    Employer premium payments for life insurance for Mr. Wren ($4,144), Mr. Weisenburger ($2,392), Mr. Hewitt ($7,554), Mr. O’Brien ($2,024), and Mr. Robertson ($15,900).

Grants of Plan-Based Awards in 2010

     The below table provides information about equity and non-equity awards granted to the named executive officers in 2010.

					All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)

Name of Executive	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)

John Wren		$0	$6,000,000	$12,000,000		—
Randall Weisenburger		$0	$4,500,000	$9,000,000		—
Philip Angelastro		$0	$750,000	$1,500,000		—
Thomas Carroll		$0	$3,500,000	$7,000,000		—
Dennis E. Hewitt		$0	$750,000	$1,500,000		—
Michael J. O’Brien		$0	$750,000	$1,500,000		—
Andrew Robertson		$0	$3,500,000	$7,000,000		—

(1)	These columns show the potential value of the payout for each named executive officer under the Incentive Bonus Plan for the threshold, target and maximum goals in connection with the 2010 performance measures. The potential payouts were performance-driven and therefore entirely at risk. The business measurements and performance criteria for determining the payout are described in the section entitled “Compensation Discussion and Analysis for 2010” on page 12. Awards paid for performance in 2010 are reflected in the Summary Compensation Table for 2010 on page 26.

(2)	Specific target amounts are not established for our named executive officers under the Incentive Bonus Plan. Amounts shown in this column reflect one-half of the maximum award amounts.

Outstanding Equity Awards at 2010 Year-End

     The following table provides information on the holdings of stock options and stock awards by the named executive officers as of December 31, 2010. For additional information about the options awards and stock awards, see the description of equity incentive compensation in the section entitled “Compensation Discussion and Analysis for 2010” on page 12.

	Option Awards					Stock Awards
Name of Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/shr)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

John Wren	300,000	400,000	—	$25.4800	12/29/2018	—	—
	—	350,000	—	$23.4000	3/31/2019	—	—

Randall Weisenburger	150,000	200,000	—	$25.4800	12/29/2018	—	—
	—	175,000	—	$23.4000	3/31/2019	—	—

Philip Angelastro	200,000	—	—	$31.1750	10/02/2011	—	—
	150,000	350,000	—	$23.4000	3/31/2019	—	—
						12,000	$549,600

Thomas Carroll	60,000	—	—	$46.7725	4/12/2012	—	—
	300,000	200,000	—	$25.4800	12/29/2018	—	—
	75,000	175,000	—	$23.4000	3/31/2019	—	—
						20,036	$917,649

Dennis E. Hewitt	—	—	—	—	—	21,100	$966,380

Michael J. O’Brien	—	52,500	—	$23.4000	3/31/2019	—	—
						18,718	$857,284

Andrew Robertson	300,000	200,000	—	$25.4800	12/29/2018	—	—
	75,000	175,000	—	$23.4000	3/31/2019	—	—
						12,636	$578,729

(1)	The vesting dates of the options disclosed in this column are as follows:

  Mr. Wren: 400,000 options are scheduled to vest on December 29, 2011. 150,000 options vested on March 31, 2011 and 200,000 options are scheduled to vest on March 31, 2012.

  Mr. Weisenburger: 200,000 options are scheduled to vest on December 29, 2011. 75,000 vested on March 31, 2011 and 100,000 options are scheduled to vest on March 31, 2012.

  Mr. Angelastro: 150,000 options vested on March 31, 2011 and 200,000 options are scheduled to vest on March 31, 2012.

  Mr. Carroll: 200,000 options are scheduled to vest on December 29, 2011. 75,000 options vested on March 31, 2011 and 100,000 options are scheduled to vest on March 31, 2012.

  Mr. O’Brien: 22,500 options vested on March 31, 2011 and 30,000 options are scheduled to vest on March 31, 2012.

  Mr. Robertson: 200,000 options are scheduled to vest on December 29, 2011. 75,000 options vested on March 31, 2011 and 100,000 options are scheduled to vest on March 31, 2012.

(2)	The vesting dates of shares of restricted stock and restricted stock units disclosed in this column are as follows:

  Mr. Angelastro: 2,000 shares are scheduled to vest on May 4, 2011. 2,000 shares vested on March 27, 2011 and 2,000 shares are scheduled to vest on March 27, 2012. 2,000 restricted stock units are scheduled to vest on each of June 30, 2011, 2012 and 2013.

  Mr. Carroll: 2,000 shares are scheduled to vest on May 4, 2011. 1,200 shares vested on March 27, 2011 and 1,200 shares are scheduled to vest on March 27, 2012. 1,000 shares are scheduled to vest on each of June 30, 2011, 2012 and 2013. 2,527 restricted stock units vested on March 29, 2011, 2,527 restricted stock units are scheduled to vest on each of March 29, 2012, 2013 and 2014, and 2,528 restricted stock units are scheduled to vest on March 29, 2015.

(footnotes continued on following page)

  Mr. Hewitt: 1,100 shares are scheduled to vest on May 4, 2011. 1,000 shares vested on March 27, 2011 and 1,000 shares are scheduled to vest on March 27, 2012. 1,000 shares are scheduled to vest on each of June 30, 2011, 2012 and 2013. 3,000 shares are scheduled to vest on each of June 30, 2011, 2012, 2013, 2014 and 2015.

  Mr. O’Brien: 2,400 shares are scheduled to vest on May 4, 2011. 2,000 shares vested on March 27, 2011 and 2,000 shares are scheduled to vest on March 27, 2012. 2,000 restricted stock units are scheduled to vest on each of June 30, 2011, 2012 and 2013. 1,263 restricted stock units vested on March 29, 2011, 1,263 restricted stock units are scheduled to vest on March 29, 2013 and 1,264 restricted stock units are scheduled to vest on each of March 29, 2012, 2014 and 2015.

  Mr. Robertson: 2,527 restricted stock units vested on March 29, 2011, 2,527 restricted stock units are scheduled to vest on each of March 29, 2012, 2013 and 2014, and 2,528 restricted stock units are scheduled to vest on March 29, 2015.

(3)	The market value of stock awards was determined by multiplying the number of unvested shares by $45.80, the closing price of Omnicom common stock on December 31, 2010.

Option Exercises and Stock Vested in 2010

     The following table provides information for the named executive officers on (a) stock option exercises during 2010, including the number of shares acquired upon exercise and the value realized, and (b) the number of shares acquired upon the vesting of stock awards in the form of restricted stock or restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Award		Stock Awards

Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John Wren	4,450,000	$34,846,500	—	—
Randall Weisenburger	2,525,000	$29,102,750	—	—
Philip Angelastro	—	—	8,800	$340,068
Thomas Carroll	80,000	$706,064	4,200	$166,512
Dennis E. Hewitt	—	—	4,200	$162,748
Michael J. O’Brien	22,500	$445,608	8,800	$341,612
Andrew Robertson	420,000	$5,304,400	—	—

(1)	The reported dollar values are calculated by subtracting the option exercise price from the fair market value at exercise and multiplying the difference by the number of shares acquired on exercise.

(2)	The reported dollar values are calculated by multiplying the number of shares subject to vesting by the closing price of Omnicom common stock on the vesting date.

Nonqualified Deferred Compensation in 2010

     Certain of Omnicom’s employees are eligible to defer some or all of the shares of their restricted stock and restricted stock units that may vest in a given year. For additional information about the deferral plans pursuant to which these elections may be made, see the description of deferred compensation in the section entitled “Compensation Discussion and Analysis for 2010” on page 12.

     The table below provides information on the non-qualified deferred compensation of the named executive officers in 2010, which consisted only of the deferral of shares of restricted stock or restricted stock units under Omnicom’s Restricted Stock and Restricted Stock Unit Deferred Compensation Plans.

Name of Executive	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distribution		Aggregate Balance at Last FYE ($)

John Wren	—	$904,334	—		$6,228,342
Randall Weisenburger	—	$908,390	—		$6,256,280
Philip Angelastro	—	$162,414	$616,644	(3)	$2,018,124
Thomas Carroll	—	—	—		—
Dennis E. Hewitt	—	—	—		—
Michael J. O’Brien	—	$47,800	—		$329,760
Andrew Robertson	—	—	—		—

(1)	None of the named executive officers made contributions to the Omnicom Restricted Stock or Restricted Stock Unit Deferred Compensation Plans in 2010.

(2)	Reflects earnings on deferred awards. The earnings on deferred awards do not include any company or executive contributions or distributions, and, for named executive officers other than Mr. Angelastro, are calculated based on the total number of deferred shares in the account as of December 31, 2010 multiplied by the Omnicom closing stock price as of December 31, 2010, less (a) the total number of deferred shares in the account as of December 31, 2009 multiplied by the Omnicom closing stock price as of December 31, 2009 and (b) the total number of shares deferred in 2010 multiplied by the Omnicom closing stock price as of the deferral date. With respect to Mr. Angelastro, this amount is calculated based on the total number of deferred shares in the account as of December 31, 2010 multiplied by the Omnicom closing stock price as of December 31, 2010, less (a) the total number of shares distributed on June 1, 2010 multiplied by the Omnicom closing stock price as of June 1, 2010 plus (b) the total number of deferred shares in the account as of December 31, 2009 multiplied by the Omnicom closing stock price as of December 31, 2009.

(3)	On June 1, 2010, Mr. Angelastro received a distribution pursuant to an election he made in 2006 under the Omnicom Restricted Stock Deferred Compensation plan, in which he deferred the following awards: (a) an award of 3,000 restricted shares made on April 4, 2001, (b) an award of 3,000 restricted shares made on March 22, 2002, (c) an award of 4,000 restricted shares made on March 12, 2003, (d) an award of 4,000 shares made on June 29, 2004, and (e) an award of 2,800 shares made on May 23, 2005.

Potential Payments Upon Termination of Employment or Change in Control

     Each named executive officer participates in our Incentive Bonus Plan; Messrs. Wren, Weisenburger, Angelastro, Carroll and Robertson participate in our SERCR Plan; and Mr. Hewitt has entered into an Executive Salary Continuation Plan Agreement with Omnicom. As further described below, participants in our Incentive Bonus Plan are not entitled to payment due to termination of employment or change in control, participants in the SERCR Plan are entitled to payments upon termination of employment under certain circumstances and the Executive Salary Continuation Plan Agreement provides for payment upon termination of employment under certain circumstances. Our named executive officers also hold stock options and/or stock awards, which are subject to accelerated vesting upon termination of employment under certain circumstances or upon a change in control. In addition, each of our named executive officers receives company-paid life insurance benefits in connection with which a lump sum amount would be received upon the named executive officer’s termination of employment due to death. Except for these three arrangements, none of the named executive officers have entered into any plans, arrangements or agreements with Omnicom providing for payments upon termination of employment or change in control of Omnicom, other than payments generally available to all salaried employees that do not discriminate in scope, terms or operation in favor of the executive officers of Omnicom.

     The SERCR Plan

     Omnicom adopted the SERCR Plan in 2006, and the Compensation Committee selected Messrs. Wren, Weisenburger, Angelastro, Carroll and Robertson to participate and enter into Award Agreements with Omnicom. The SERCR Plan is unique in its structure and objectives. It is a multi-faceted device that provides security to Omnicom through the restrictive covenants described below while delivering a valuable benefit to executives in the form of post-termination compensation. The SERCR Plan mitigates the need to provide severance benefits to participating executives as the program provides a guaranteed stream of income following termination provided the executive fully complies with his obligations.

     Restrictive Covenants and Consulting Obligation

     In consideration for annual benefits from Omnicom, participants in the SERCR Plan are subject to restrictions on competition, solicitation, disparagement, and other willful actions materially harming Omnicom, from the date of termination of employment through the end of the calendar year in which they receive their last annual benefits payment. In addition, prior to age 55, upon 30 days’ written notice from Omnicom, the named executive officers agree to serve as advisors or consultants to Omnicom during the retention payment period, subject to certain limitations.

     Annual Benefits

     The SERCR Plan provides annual benefits to participating executives upon their termination of employment after they render seven years of service to Omnicom or its subsidiaries, unless termination is for “Cause”. “Cause” is generally defined for this purpose as the executive having been convicted of (or having entered a plea bargain or settlement admitting guilt for) any felony committed in the execution of and while performing his duties as an executive officer, an act of fraud or embezzlement against Omnicom, as a result of which continued employment would have a material adverse impact on Omnicom, or having been the subject of any order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving a material and willful act of fraud. Subject to compliance with the SERCR Plan’s restrictive covenants and consulting obligation, the annual benefit is payable for 15 years following termination, and is equal to the lesser of (a) the product of (i) the average of the executive’s three highest years of total pay (base salary plus bonus and other incentive compensation), and (ii) a percentage equal to 5% plus 2% for every year of the executive’s service as an executive officer to Omnicom, not to exceed 35% and (b) $1.5 million, subject to an annual cost-of-living adjustment. Payment of this annual benefit begins on the later of (a) attainment of age 55, or (b) the year following the calendar year in which the termination of employment occurred, with certain exceptions. In the event of death subsequent to satisfaction of the seven-year service requirement, beneficiaries of the executive are entitled to the annual benefit payments. No annual benefit is payable if the executive is terminated by Omnicom for Cause.

     The Executive Salary Continuation Plan Agreement

     Omnicom entered into an Executive Salary Continuation Plan Agreement with Mr. Hewitt, pursuant to which Omnicom agrees to make annual payments for up to a maximum of 10 years after termination of full time employment (the “Payment Period”), unless termination is for “Cause,” in consideration for Mr. Hewitt’s agreement to consult and not to compete during the Payment Period. “Cause” is generally defined for this purpose as willful malfeasance, such as breach of trust, fraud or dishonesty. The Payment Period is determined based on Mr. Hewitt’s age and years of service with Omnicom or its subsidiaries, and as of December 31, 2010, the Payment Period was the 10-year maximum for Mr. Hewitt.

     Annual Payments under the Executive Salary Continuation Plan Agreement

     Following termination and subject to compliance with the consulting obligation and agreement not to compete, Mr. Hewitt is entitled to receive annual payments, beginning in the year described below, for the duration of the Payment Period. Annual payments are equal to the lesser of (a) 30% of the highest annual salary paid to Mr. Hewitt within five years prior to termination and (b) a percentage of the net profits of Omnicom for the calendar year immediately prior to the year in which the named executive officer is entitled to payment (the “Annual Payment”).

     Mr. Hewitt is entitled to 100% of the Annual Payment in the event of disability or termination by Omnicom without Cause. For a voluntary termination, including retirement, Mr. Hewitt is entitled to 100% of the Annual Payment since he has completed 20 years of service. In the event of death, beneficiaries of Mr. Hewitt are entitled to 75% of the Annual Payment. Mr. Hewitt is not entitled to any Annual Payment if he is terminated by Omnicom for Cause.

     Consulting Obligation and Certain Restrictive Covenants

     On 30 days’ notice, Mr. Hewitt agrees to serve as an advisor or consultant to Omnicom during the Payment Period, subject to certain limitations. In addition, he will be subject to restrictions on competition and other willful actions harming Omnicom, from the date of termination through the end of the Payment Period.

     The Incentive Bonus Plan

     Omnicom has adopted an Incentive Bonus Plan, and the Compensation Committee has chosen each of the named executive officers to participate in it. The Incentive Bonus Plan provides performance-based bonuses to participants, based upon specific performance criteria, discussed above in the section entitled “Compensation Discussion and Analysis for 2010” on page 12, during each performance period. If a participant in the Incentive Bonus Plan experiences a termination of employment for any reason prior to the end of a performance period or the bonus payment date for such performance period, he is not entitled to any payment, but the Compensation Committee has discretion (a) to determine whether the participant will receive any bonus, (b) to determine whether the participant will receive a pro-rated bonus reflecting that portion of the performance period in which the participant had been employed by Omnicom or its subsidiaries, and (c) to make such other arrangements as the Compensation Committee deems appropriate in connection with the participant’s termination of employment.

     Executive Life Insurance Coverage

     Each of Omnicom, BBDO Worldwide and TBWA Worldwide provide life insurance coverage to their respective employees. Certain of the named executive officers participate in company-sponsored executive life insurance programs that entitle them to a larger coverage amount than they would otherwise be entitled to as employees. Specifically, Messrs. Wren, Weisenburger, O’Brien and Robertson have supplemental life insurance coverage for which their respective employers pays the premiums. In the event of termination of employment due to death on December 31, 2010, these named executive officers would each be entitled to a supplemental life insurance benefit in the amount of $250,000 paid by MassMutual.

     Acceleration of Equity Awards

     Messrs. Wren, Weisenburger, Angelastro, Carroll, O’Brien and Robertson hold unvested stock options pursuant to our 2007 Plan. Messrs. Angelastro, Carroll, Hewitt, O’Brien and Robertson hold restricted stock or restricted stock units pursuant to our 2007 Plan and Messrs. Angelastro, Carroll, Hewitt and O’Brien hold restricted stock pursuant to our prior equity incentive plan, The Omnicom Group Inc. Equity Incentive Plan (the “Equity Incentive Plan”). As specified below, such named executive officers are entitled to accelerated vesting (a) on a pro rata basis upon termination of employment due to disability (b) upon death, (c) upon a change in control of Omnicom and (d) subject to certain conditions, upon retirement.

     Stock Options

     Unvested options granted pursuant to the 2007 Plan vest in full and are exercisable through the end of the option term if (a) the named executive officer terminates due to death or (b) a change in control of Omnicom occurs. For awards made after February 12, 2009, if the named executive officer’s age plus years of service equals 80 or more and he retires after the first anniversary of the grant date, such options vest in full and are exercisable through the 36-month period immediately following retirement or, if sooner, the end of the option term. Currently, Mr. Wren is the only NEO whose age plus years of service equals 80 or more. Unvested options granted pursuant to the 2007 Plan vest on a pro rata basis and are exercisable through the end of the option term if the named executive officer terminates employment due to disability. Such unvested options are automatically cancelled due to a termination of employment for any other reason.

     Restricted Stock and Restricted Stock Units

     Restricted stock and restricted stock units, as applicable, granted in 2006 and 2007 pursuant to the Equity Incentive Plan or thereafter under the 2007 Plan fully vest in the event of a change in control of Omnicom or if the named executive officer terminates due to death, and vest on a pro rata basis if the named executive officer terminates employment due to disability. If the named executive officer retires, voluntarily terminates or is terminated by Omnicom, with or without cause, all restricted stock and restricted stock units granted pursuant to the Equity Incentive Plan and the 2007 Plan that have not yet vested are forfeited and, in the case of restricted stock, Omnicom reimburses the named executive officer for the par value of $0.15 per share paid by that officer at grant.

     Potential Payments Upon Termination of Employment or Change in Control

     The following table provides the potential payments that each named executive officer may receive upon termination of employment or change in control of Omnicom, assuming that (a) such termination or change in control of Omnicom occurred on December 31, 2010, and (b) the price per share of Omnicom common stock equals $45.80, the closing price at 2010 fiscal year end.

Name of Executive	Death		Disability		For Cause Termination	Termination without Cause		Retirement		Voluntary Termination		Change in Control

John Wren
• SERCR Plan(1)	$1,500,000		$1,500,000		$0	$1,500,000		$1,500,000		$1,500,000		N/A
• Incentive Bonus Plan(2)	$6,000,000		$6,000,000		$0	$6,000,000		$6,000,000		$6,000,000		$6,000,000
• Equity Awards(3)	$15,968,000		$10,823,025		$0	$0		$7,840,000		$0		$15,968,000

Randall Weisenburger
• SERCR Plan(4)	$1,500,000		$1,500,000		$0	$1,500,000		$1,500,000		$1,500,000		N/A
• Incentive Bonus Plan(2)	$4,500,000		$4,500,000		$0	$4,500,000		$4,500,000		$4,500,000		$4,500,000
• Equity Awards(3)	$7,984,000		$5,411,523		$0	$0		$0		$0		$7,984,000

Philip Angelastro
• SERCR Plan(5)	$442,250		$442,250		$0	$442,250		$442,250		$442,250		N/A
• Incentive Bonus Plan(2)	$750,000		$750,000		$0	$750,000		$750,000		$750,000		$750,000
• Equity Awards(3)	$8,389,600		$5,897,293		$600	600		$600		$600		$8,389,600

Thomas Carroll
• SERCR Plan(6)	$500,500		$500,500		$0	$500,500		$500,500		$500,500		N/A
• Incentive Bonus Plan(2)	$3,500,000		$3,500,000		$0	$3,500,000		$3,500,000		$3,500,000		$3,500,000
• Equity Awards(3)	$8,901,649		$5,863,018		$780	$780		$780		$780		$8,901,649

Dennis E. Hewitt
• Executive Salary
Continuation Agreement	$85,125	(7)	$113,500	(8)	$0	$113,500	(8)	$113,500	(8)	$113,500	(8)	N/A
• Incentive Bonus Plan(2)	$750,000		$750,000		$0	$750,000		$750,000		$750,000		$750,000
• Equity Awards(3)	$966,380		$350,370		$2,933	$2,933		$2,933		$2,933		$966,380

Michael J. O’Brien
• Incentive Bonus Plan(2)	$750,000		$750,000		$0	$750,000		$750,000		$750,000		$750,000
• Equity Awards(3)	$2,033,284		$1,347,836		$480	$480		$480		$480		$2,033,284

Andrew Robertson
• SERCR Plan(9)	$880,333		$880,333		$0	$880,333		$880,333		$880,333		N/A
• Incentive Bonus Plan(2)	$3,500,000		$3,500,000		$0	$3,500,000		$3,500,000		$3,500,000		$3,500,000
• Equity Awards(3)	$8,562,729		$5,597,882		$0	$0		$0		$0		$8,562,729

(1)	Except in the event of a termination for Cause, Mr. Wren or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2011. Mr. Wren would not be entitled to any payments in the event of termination for Cause. The amount reported is the payment cap set forth in the SERCR Plan as in effect on December 31, 2010, such amount being subject to an annual cost-of-living adjustment. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

(2)	As discussed above, upon a termination of employment for any reason prior to the end of a performance period or prior to the bonus payment date for such performance period, the participant is not entitled to any award. The Compensation Committee, however, has discretion to determine whether awards should be made pursuant to the Incentive Bonus Plan and the amounts of such awards. A termination of employment on December 31, 2010 would fall prior to the bonus payment date for the 2010 performance period. The

(footnotes continued on following page)

amounts reported in the table assume that the Compensation Committee in its discretion authorized a payment equal to one-half of the maximum award amounts, except in the event of a for cause termination, in which case it is assumed that the Compensation Committee would not grant an award.

(3)	The value of any stock options was determined by taking the aggregate fair market value, as of 2010 fiscal year end, of the common stock underlying stock options subject to accelerated vesting, and subtracting the aggregate exercise price for such stock options. The value of restricted stock and restricted stock units was determined by taking the aggregate fair market value of the shares of restricted stock (or the shares underlying restricted stock units) subject to accelerated vesting as of 2010 fiscal year end. The value of the restricted stock has not been reduced to reflect the purchase price paid by the executive for such stock on the date of grant, which would generally equal the par value of the stock multiplied by the shares of restricted stock subject to accelerated vesting as of the 2010 fiscal year end. In connection with a termination other than due to death or disability or a change in control, the amounts presented reflect reimbursement to the executive for the par value paid by the executive on the date of grant.

(4)	Except in the event of termination due to death or disability or a termination for Cause, Mr. Weisenburger would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2013 upon Mr. Weisenburger turning fifty-five. In the event of termination due to death or disability, Mr. Weisenburger or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2011. Mr. Weisenburger would not be entitled to any payments in the event of termination for Cause. The amount reported is the payment cap set forth in the SERCR Plan as in effect on December 31, 2010, such amount being subject to an annual cost-of-living adjustment. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

(5)	Except in the event of termination due to death or disability or a termination for Cause, Mr. Angelastro would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2019 upon Mr. Angelastro turning fifty-five. In the event of termination due to death or disability, Mr. Angelastro or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2011. Mr. Angelastro would not be entitled to any payments in the event of termination for Cause. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

(6)	Except in the event of a termination for Cause, Mr. Carroll or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2011. Mr. Carroll would not be entitled to any payments in the event of termination for Cause. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

(7)	This reflects 75% of Mr. Hewitt’s $113,500 annual payment, payable to his designated beneficiary. Ten annual payments in this amount would be paid to such beneficiary, with the first payment being made in 2011.

(8)	This reflects 30% of the highest annual rate of salary paid to Mr. Hewitt in the five years preceding December 31, 2010. Ten annual payments would be made in this amount, with the first payment being made in 2011. All payment obligations are conditioned upon compliance with the consulting obligation and agreement not to compete described above.

(9)	Except in the event of termination due to death or disability or termination for Cause, Mr. Robertson would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2015 upon Mr. Robertson turning fifty-five. In the event of termination due to death or disability, Mr. Robertson or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2011. Mr. Robertson would not be entitled to any payments in the event of termination for Cause. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

DIRECTORS’ COMPENSATION FOR FISCAL 2010

     Directors who are also current or former employees of Omnicom or its subsidiaries receive no compensation for serving as directors. The compensation program for directors who are not current or former employees of Omnicom or its subsidiaries is designed to compensate directors in a manner that is reflective of the work required for a company of Omnicom’s size and composition and to align directors’ interests with the long-term interests of shareholders. The table below includes the following compensation elements with respect to non-employee directors:

     Annual Compensation. Non-employee directors are paid a cash annual retainer of $60,000 and $2,000 for attendance at a Board or Committee meeting. In addition, directors receive reimbursement for customary travel expenses.

     In accordance with our 2007 Plan, and our Director Compensation and Deferred Stock Program adopted by our Board on December 4, 2008, non-employee directors also receive fully-vested common stock each fiscal quarter. For each of the four quarters in 2010, such directors received common stock with a fair value of $25,000 based on the per share closing price of our common stock on the date prior to grant.

     Our Director Compensation and Deferred Stock Program and 2007 Plan provide that each director may elect to receive all or a portion of his or her cash director compensation for the following year’s service in common stock. Messrs. Henning and Murphy and Mrs. Johnson Rice each elected to receive all or a portion of their respective 2010 cash director compensation in common stock.

     Directors may also elect to defer any common shares payable to them, which will be credited to a bookkeeping account in the directors’ names. These elections generally must be made prior to the start of the calendar year for which the fees would be payable. The number of shares of common stock delivered or credited to a director’s account is based on the fair market value of our common stock on the first trading day immediately preceding the date the fees would have been paid to the director. Each director other than Mr. Roubos elected to defer common shares payable to them in 2010.

     Chairman Fees. The Chairs of our Committees receive the following additional annual fees in cash due to the workload and the additional responsibilities of their positions. The Chair of our Audit Committee receives an additional fee of $20,000 each year. The Chairs of our Finance, Compensation, Governance and Executive Committees each receive an additional fee of $10,000 each year, as long as such Chair is not also an executive of Omnicom. In 2010, only the Chairs of the Compensation, Governance and Executive Committees received the $10,000 fee.

Name of Director(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)

Alan R. Batkin	$100,000	$100,000	$200,000
Robert Charles Clark	$114,000	$100,000	$214,000
Leonard S. Coleman, Jr.	$126,000	$100,000	$226,000
Errol M. Cook	$114,000	$100,000	$214,000
Susan S. Denison	$110,000	$100,000	$210,000
Michael A. Henning	$114,000	$100,000	$214,000
John R. Murphy	$136,000	$100,000	$236,000
John R. Purcell	$122,000	$100,000	$222,000
Linda Johnson Rice	$110,000	$100,000	$210,000
Gary L. Roubos	$122,000	$100,000	$222,000

(1)	Bruce Crawford is an executive officer of Omnicom and does not receive director compensation. In fiscal year 2010, Mr. Crawford received a base salary of $400,000.

(2)	This column reports the amount of cash compensation earned in 2010 for Board and Committee service. The amounts shown include the following amounts, which Messrs. Henning and Murphy and Mrs. Johnson Rice elected to receive in common stock: Mr. Henning: $60,000; Mr. Murphy: $30,000; and Mrs. Johnson Rice: $24,000.

(3)	The amount reported in the “Stock Awards” column for each director reflects the aggregate grant date fair value of the stock granted in 2010, computed in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the fair value of stock awards, refer to notes 3 and 10 to the consolidated financial statements contained in our 2010 10-K. The fair market value for each quarterly stock award was $25,000 for each individual reported in the table above.

     No Other Compensation. Directors received no compensation in 2010 other than that described above. We do not have a retirement plan for directors and they receive no pension benefits.

     Stock Ownership Requirement. The Board adopted stock ownership guidelines for our directors in 2004. The director guidelines provide, in general, that our directors must own Omnicom stock equal to or greater than five times their annual cash retainer within five years of their joining the Board. As of December 31, 2010, each member of our Board was in compliance.

EQUITY COMPENSATION PLANS

     Our principal equity plan for employees is our 2007 Plan, which was approved by shareholders at our 2007 Annual Meeting of Shareholders, amended at our 2010 Annual Meeting of Shareholders, and replaced both (i) all prior employee equity incentive plans and (ii) our Director Equity Plan, which was approved by shareholders at our Annual Meeting of Shareholders in 2004. The Compensation Committee’s independent compensation consultant, Cook & Co., provided analysis and input on the 2007 Plan. As a result of the adoption of the 2007 Plan, no new awards may be made under any of Omnicom’s prior equity plans. Outstanding equity awards under prior plans, however, were not affected by the adoption of our 2007 Plan.

     The purpose of the 2007 Plan is to promote the success and enhance the value of Omnicom by continuing to link the personal interest of participants to those of Omnicom shareholders and by providing participants with an incentive for outstanding performance to generate superior returns to Omnicom shareholders. The 2007 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, and restricted stock units.

     Persons eligible to participate in the 2007 Plan include all employees and consultants of Omnicom and its subsidiaries, members of our Board or, as applicable, members of the board of directors of a subsidiary, as determined by the committee administering the 2007 Plan (the “IAP Committee”). The IAP Committee is appointed by our Board, and currently is comprised of the members of our Compensation Committee. With respect to awards to independent directors, Omnicom’s Board administers the 2007 Plan.

     All of our current equity compensation plans have been approved by shareholders. The following table provides information about our current equity compensation plans as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($/shr)	Number of securities remaining available for future issuance (#)

Equity compensation plans approved by
security holders: 2007 Incentive
Award Plan and previously adopted
equity incentive plans (other than
our ESPP)	24,513,590	$26.64	17,585,368	(1)
Equity compensation plans approved
by security holders: ESPP Shares	—	—	9,717,614	(2)
Equity compensation plans not approved
by security holders	—	—	—

Total	24,513,590	$26.64	27,302,982

(1)	The maximum number of shares that may be issued under our 2007 Plan pursuant to awards granted after May 25, 2010 is 17,000,000. This number is subject to upward adjustment since awards granted under the 2007 Plan prior to such date or under previously adopted plans (“Prior Plans”) that are forfeited or expire may be used again under the 2007 Plan. Any share of common stock that is subject to an option or stock appreciation right granted from our 2007 Plan is counted against this limit as one share of common stock for every one share of common stock granted. Any share of common stock that is subject to an award other than an option or stock appreciation right granted from the 2007 Plan is counted against this limit as 2.5 shares of common stock for every one share of common stock granted. The figure above includes 17,585,368 shares that may be issued under our 2007 Plan, which assumes that all securities available for future issuance are subject to options or stock appreciation rights. If all securities available for future issuance were subject to awards other than options or stock appreciation rights, this figure would be 7,034,147. Our 2007 Plan provides that we may no longer grant any awards under our Prior Plans. As of December 31, 2010, there were 24,513,590 stock options outstanding under our equity compensation plans (other than our ESPP) with a weighted-average exercise price of $26.64 and a weighted-average term of 7.1 years and 3,026,086 unvested full value shares outstanding under our equity compensation plans (other than our ESPP).

(2)	The ESPP is a tax-qualified plan in which all eligible full-time and part-time domestic employees may participate.

STOCK OWNERSHIP

     The following table sets forth certain information as of the close of business on March 15, 2011 (except as otherwise noted), with respect to the beneficial ownership of our common stock by:

  each person known by Omnicom to own beneficially more than 5% of our outstanding common stock;

  each current director or nominee;

  each named executive officer; and

  all directors and executive officers as a group.

     The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, the address for each individual listed below is c/o Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

Name	Number of Shares Owned(1)	Options Exercisable within 60 Days	Total Beneficial Ownership		Percent of Shares Outstanding(2)

Massachusetts Financial Services
Company (3)	21,132,529	—	21,132,529		7.4%
Philip Angelastro (4)	105,570	500,000	605,570		*
Alan R. Batkin	8,459	—	8,459		*
Thomas Carroll (5)	132,556	135,000	267,556		*
Robert Charles Clark (6)	19,118	—	19,118		*
Leonard Coleman, Jr.	20,482	—	20,482		*
Errol M. Cook (7)	24,085	—	24,085		*
Bruce Crawford	243,650	—	243,650		*
Susan S. Denison	30,339	—	30,339		*
Michael A. Henning	32,357	—	32,357		*
Dennis E. Hewitt	27,057	—	27,057		*
John R. Murphy	35,730	—	35,730		*
Michael J. O’Brien (8)	13,600	22,500	36,100		*
John R. Purcell (9)	106,478	—	106,478		*
Linda Johnson Rice	22,568	—	22,568		*
Andrew Robertson (10)	93,372	450,000	543,372		*
Gary L. Roubos	32,163	—	32,163		*
Randall Weisenburger (11)	798,133	225,000	1,023,133		*
John Wren (12)	1,387,231	450,000	1,837,231		*
All directors and executive officers
as a group (19 persons)	3,144,164	1,882,500	5,026,664	(13)	1.8%

*	less than 1%.

(1)

This column lists voting securities, and securities the payout of which has been deferred at the election of the holder, including restricted stock held by executive officers. Except to the extent noted below, each director or executive officer has sole voting and investment power with respect to the shares reported. The amounts in the column include:

  shares held pursuant to the outside director equity plan, the payout of which has been deferred at the election of the holder, namely, Mr. Batkin—6,773 shares, Mr. Clark—16,419 shares, Mr. Coleman— 3,212 shares, Mr. Cook—16,419 shares, Ms. Denison—19,966 shares, Mr. Henning—27,858 shares, Mr. Murphy—25,105 shares, Mr. Purcell—16,419 shares, and Mrs. Johnson Rice—19,189 shares;

(footnotes continued on following page)

  shares previously held under restricted stock awards, the payout of which has been deferred at the election of the holder, namely, Mr. Wren—135,990 shares, Mr. Angelastro—30,600 shares, Mr. O’Brien—7,200 shares and Mr. Weisenburger—136,600 shares;

  shares credited under the Omnicom Group Retirement Savings Plan, namely, Mr. Wren—22,205 shares, Mr. Angelastro—1,111 shares, and Mr. Weisenburger—1,735 shares; and

  shares purchased under our ESPP, namely, Mr. Carroll 6,208 shares, and Mr. Weisenburger—7,981 shares.

(2)	The number of shares of common stock outstanding on March 15, 2011 was 285,350,957. The percent of common stock is based on such number of shares and is rounded off to the nearest one-tenth of a percent.

(3)	Stock ownership is as of December 31, 2010 and is based solely on a Schedule 13G filed with the SEC on February 1, 2011, by Massachusetts Financial Services Company (“MFS”). In the filing, MFS reported having sole voting power over 16,952,900 shares and sole dispositive power over 21,132,529 shares. MFS has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of MFS is 500 Boylston Street, Boston, MA 02116.

(4)	In addition to the amounts listed in the table above, Mr. Angelastro holds 6,000 restricted stock units pursuant to our 2007 Plan.

(5)	In addition to the amounts listed in the table above, Mr. Carroll holds 12,636 restricted stock units pursuant to our 2007 Plan.

(6)	Includes 1,700 shares that are held in a joint account shared by Mr. Clark and his wife.

(7)	Includes 6,250 shares that are held in a joint account shared by Mr. Cook and his wife.

(8)	In addition to the amounts listed in the table above, Mr. O’Brien holds 12,318 restricted stock units pursuant to our 2007 Plan.

(9)	Includes 4,000 shares that are held by Mr. Purcell’s wife. Mr. Purcell disclaims beneficial ownership of shares held by his wife.

(10)	In addition to the amounts listed in the table above, Mr. Robertson holds 12,636 restricted stock units pursuant to our 2007 Plan.

(11)	Includes 80,000 shares that are held in a joint account shared by Mr. Weisenburger and his wife.

(12)	Includes 340,613 shares that are held by Grantor Retained Annuity Trust.

(13)	Includes 87,950 shares over which there are shared voting and investment power; and 40,900 shares of restricted stock.

AUDIT RELATED MATTERS

Fees Paid to Independent Auditors

     The following table shows information about fees billed by KPMG LLP and affiliates for professional services (as well as all “out-of-pocket” costs incurred in connection with these services) rendered for the last two fiscal years:

	2010	Approved by Audit Committee	2009	Approved by Audit Committee

Audit Fees (1)	$22,058,721	100%	$21,007,123	100%
Audit-Related Fees (2)	$1,360,157	100%	$909,496	100%
Tax Fees (3)	$677,441	100%	$571,890	100%
All Other Fees (4)	$12,000	100%	—

Total Fees	$24,108,319		$22,488,509

(1)	Audit Fees consist of fees for professional services for the audit or review of our consolidated financial statements and for the audit of our internal control over financial reporting or for audit services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees, including due diligence related to mergers and acquisitions and special procedures to meet certain statutory requirements.

(3)	Tax Fees consist primarily of fees for tax compliance including the review and preparation of statutory tax returns and other tax compliance related services.

(4)	All Other Fees are fees for any products or services not included in the first three categories. In 2010, this amount is in respect of an information technology risk assessment against certain criteria as determined by management.

     In deciding to reappoint KPMG LLP to be our auditors for 2011, the Audit Committee considered KPMG LLP’s provision of services to assure that it was compatible with maintaining KPMG LLP’s independence. The Committee determined that these fees were compatible with the independence of KPMG LLP as our independent auditors.

     The Audit Committee has adopted a policy that requires it to pre-approve each audit and permissible non-audit service rendered by KPMG LLP except for items exempt from pre-approval requirements by applicable law. On a quarterly basis, the Audit Committee reviews and generally pre-approves specific types of services and the range of fees that may be provided by KPMG LLP without first obtaining specific pre-approval from the Audit Committee. The policy requires the specific pre-approval of all other permitted services and all other permitted services were pre-approved in 2010.

Audit Committee Report

     The Audit Committee’s primary purpose is to assist the Board in carrying out its oversight responsibilities relating to Omnicom’s financial reporting. Management is responsible for the preparation, presentation and integrity of Omnicom’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the operating effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

     In performing its oversight role, the Audit Committee has reviewed and discussed with management Omnicom’s audited 2010 financial statements as of December 31, 2010. The Committee has also discussed with KPMG LLP the matters required to be discussed under all relevant professional and regulatory standards, which included discussion of the quality of Omnicom’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee has received and reviewed the written disclosures and the letter from KPMG LLP required under all relevant professional and regulatory standards, and has discussed with KPMG LLP its independence.

     Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board that the audited financial statements of Omnicom for the year ended December 31, 2010 be included in its Annual Report on the 2010 10-K.

Members of the Audit Committee
John R. Murphy, Chairman
Robert Charles Clark
Errol M. Cook
Michael A. Henning

ITEMS TO BE VOTED ON

Item 1 — Election of Directors

     The current 12 members of the Board have been nominated to continue to serve as directors for another year. All of the nominees have been recommended for re-election to the Board by our Governance Committee and approved and nominated for re-election by the Board.

     The Board has no reason to believe that any of the nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board prior to the meeting may select a substitute nominee or undertake to locate another director after the meeting. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the substitute nominee.

     In accordance with our By-laws, directors are elected by a majority of the votes cast. That means the nominees will be elected if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such nominee. For this purpose, abstentions and broker non-votes will not count as a vote cast. Our form of proxy permits you to abstain from voting “for” or “against” a particular nominee. However, shares represented by proxies so designated will count as being present for purposes of determining a quorum but will have no effect on the election of directors. Such proxies may also be voted on other matters, if any, that may be properly presented at the meeting.

     If an incumbent nominee is not reelected, New York law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and a policy adopted by the Board, such a director is required to promptly offer to tender his or her resignation to the Board. The Governance Committee of the Board then must consider whether to accept the director’s resignation and make a recommendation to the Board. The Board will then consider the resignation, and within 90 days after the date of certification of the election results, publicly disclose its decision and the reasons for its decision. A director whose resignation is under consideration may not participate in any deliberation regarding his or her resignation unless none of the directors received a majority of the votes cast. If the Board accepts a director’s resignation, the Board will then elect a replacement in accordance with the By-laws.

John D. Wren Age: 58 Director since 1993

Mr. Wren is President and Chief Executive Officer of Omnicom, a position he has held since January 1997. He was elected President in 1996 and named Chief Executive Officer in 1997. Under his direction, Omnicom has become one of the largest advertising, marketing and corporate communications companies in the world. Mr. Wren entered the advertising business in 1984, joining Needham Harper Worldwide as an executive vice president. As part of the team that created Omnicom in 1986, he was appointed Chief Executive Officer of Omnicom’s Diversified Agency Services division in 1990. In that position, he grew Diversified Agency Services into Omnicom’s largest operating group, comprised of companies in a wide array of disciplines ranging from public relations to branding.

Bruce Crawford Age: 82 Director since 1989 Chairman of the Board, Chairman of the Finance Committee and Member of the Executive Committee

Mr. Crawford is Chairman of the Board of Omnicom, a position he has held since 1995. From 1989 to 1995, he served as Omnicom’s President and Chief Executive Officer and, from 1995 to 1997, he served as Omnicom’s Chairman and Chief Executive Officer. Mr. Crawford began his career in advertising in 1956 and, in 1963, he joined BBDO. He held a variety of high-level positions at BBDO, including that of President and Chief Executive Officer, a position he held from 1977 until 1985. Mr. Crawford is an Honorary Director of The Metropolitan Opera and Chairman Emeritus of Lincoln Center. He is also a Director of The Animal Medical Center.

Alan R. Batkin Age: 66 Director since 2008 Member of the Compensation and Finance Committees

Mr. Batkin is the Vice Chairman of Eton Park Capital Management, L.P., a multi-disciplinary investment firm, a position he has held since February, 2007. From 1990 to 2007, he was Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies. Additionally, Mr. Batkin is a director of Hasbro, Inc. (listed on Nasdaq), a toy and game company, Overseas Shipholding Group, Inc. (listed on NYSE), a company that operates oceangoing bulk cargo vessels, and Cantel Medical Corp. (listed on NYSE), a provider of infection prevention and control products in the healthcare market. Mr. Batkin also served as a director of Diamond Offshore Drilling, Inc. and various mutual funds within the Merrill Lynch IQ Investment Advisors Fund Complex during the last five years.

Robert Charles Clark Age: 67 Director since 2002 Member of the Audit and Governance Committees

Mr. Clark is a Harvard University Distinguished Service Professor, Harvard Law School, a position he has held since 2003. His research and teaching interests are centered on corporate governance. Previously, he was Dean and Royall Professor of Law at Harvard Law School from July 1989 through June 2003. He has served as a professor of law at Harvard Law School since 1978, and before that, was a tenured professor at Yale Law School. His concentration was corporate law. In addition, Mr. Clark was an associate at Ropes & Gray from 1972 to 1974. Mr. Clark is a director of Time Warner Inc. (listed on NYSE), a media and entertainment company. Mr. Clark is also a member of the Board of Trustees of Teachers Insurance and Annuity Association (TIAA), a pension fund serving the higher education community. Mr. Clark also served as a director of Lazard Ltd. and Collins & Aikman Corp. during the past five years.

Leonard S. Coleman, Jr. Age: 62 Director since 1993 Chairman of the Executive Committee and Member of the Compensation and Governance Committees

Mr. Coleman was Senior Advisor, Major League Baseball, from 1999 through 2005. Previously, he was Chairman of Arena Co., a subsidiary of Yankees/Nets, until September 2002. Before that, he was President, National League, Major League Baseball from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director of Avis Budget Group (listed on NYSE), a leading rental car supplier, H.J. Heinz Corporation (listed on NYSE), a company that manufactures and markets an extensive line of food products, Churchill Downs Inc. (listed on Nasdaq), a company that owns and operates pari-mutuel wagering properties and businesses, and Electronic Arts Inc. (listed on Nasdaq), a company that develops, markets, publishes and distributes video games. Mr. Coleman also served as a director of Cendant Corp. during the last five years. Additionally, Mr. Coleman was previously a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, Mr. Coleman served as Commissioner of both the New Jersey Department of Community Affairs and Department of Energy, and Chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. Mr. Coleman was also the Vice Chairman of the State Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. He has also served as President of the Greater Newark Urban Coalition.

Errol M. Cook Age: 71 Director since 2003 Member of the Audit and Governance Committees

Mr. Cook is a private investor and consultant. Previously, he was a managing director and partner of Warburg Pincus, a global leader in the private equity industry, from March 1991 until his retirement in February 1999. Before that, Mr. Cook was a Senior Partner of Ernst & Young from August 1961 to September 1989 and a Managing Director of Schroders, a global asset management company, from September 1989 to March 1991. Mr. Cook also served as a director of Journal Register Company during the last five years.

Susan S. Denison Age: 65 Director since 1997 Member of the Compensation and Governance Committees

Ms. Denison is a partner of Cook Associates, a retained executive search firm, a position she has held since June 2001. In addition, Ms. Denison has served as a director of InterCure, Inc. and LifeonKey Inc. during the last five years. Ms. Denison has more than twenty years of senior executive experience within the Media, Entertainment and Consumer Products Industries. She formerly served as a Partner at TASA Worldwide/Johnson, Smith & Knisely and the Cheyenne Group. She has also served as Executive Vice President, Entertainment and Marketing for Madison Square Garden, Executive Vice President and General Manager at Showtime Networks’ Direct-To-Home Division, Vice President, Marketing for Showtime Networks and Senior Vice President, Revlon. In addition, Ms. Denison previously held marketing positions at Charles of the Ritz, Clairol and Richardson-Vicks.

Michael A. Henning Age: 70 Director since 2003 Member of the Audit and Compensation Committees

Mr. Henning served in various capacities with Ernst & Young from 1961 to 2000, including Deputy Chairman of Ernst & Young LLP from December 1999 to October 2000 and Chief Executive Officer of Ernst & Young International from September 1993 to December 1999. He also serves as a director, Chairman of the Audit Committee and member of the Compensation Committee of CTS Corporation (listed on NYSE), a company that provides electronic components to auto, wireless and PC businesses. He is also a director and member of the Audit, Compensation, Nominating & Corporate Governance, Safety and Strategic Planning Committees of Landstar System, Inc. (listed on Nasdaq), a transportation and logistics services company. In addition, he serves as a director and Chairman of the Audit Committee of Black Diamond, Inc. (listed on Nasdaq), a manufacturer and distributor of outdoor, snow sports and lifestyle products worldwide. Mr. Henning also served as a director of Highlands Acquisition Corp. during the last five years.

John R. Murphy Age: 77 Director since 1996 Chairman of the Audit Committee and member of the Finance and Executive Committees

Mr. Murphy is Vice Chairman of National Geographic Society, a position he has held since March 1998. From May 1996 until March 1998, Mr. Murphy was President and Chief Executive Officer of National Geographic Society. He also served on the Finance Committee of National Geographic Society. Mr. Murphy also served as the Chief Executive Officer of the Baltimore Sun, as well as in positions as a publisher and editor at the San Francisco Examiner and the Atlanta Constitution. Mr. Murphy is trustee of Mercer University, a trustee and Co-Chairman of the Board of the PNC Mutual Funds (on which he previously served on the Audit Committee) and Co-Chairman of the Board of the PNC Alternative Fund. Mr. Murphy is also a past president of the U.S. Golf Association.

John R. Purcell Age: 79 Director since 1986 Chairman of the Governance Committee and member of the Finance and Executive Committees

Mr. Purcell is Chairman and Chief Executive Officer of Grenadier Associates Ltd., a merchant banking and financial advisory firm. Additionally, Mr. Purcell is a director of Lydian Holding Company, a financial firm that provides banking and wealth management services, on which he has served as a member of the Audit Committee. Mr. Purcell has served as a director of Technology Solutions Co. during the last five years. Mr. Purcell formerly served as Chief Executive Officer of SFN Cos. Inc., as Executive Vice President of CBS, Inc., as Senior Vice President and Chief Financial Officer of Gannett Co., Inc. and as Chairman of Donnelley Marketing, Inc., a database direct marketing firm.

Linda Johnson Rice Age: 53 Director since 2000 Member of the Compensation and Governance Committees

Mrs. Johnson Rice is Chairman of Johnson Publishing Company, Inc., a multi-media company. She joined that company in 1980, became Vice President in 1985, was elected President and Chief Operating Officer in 1987, became Chairman and Chief Executive Officer in 2008 and became Chairman in 2010. Mrs. Johnson Rice is a director of Kimberly-Clark Corporation (listed on NYSE), of which she is a member of the Audit Committee. Mrs. Johnson Rice also served as a director of Bausch & Lomb, Inc. and MoneyGram International, Inc. during the last five years.

Gary L. Roubos Age: 74 Director since 1986 Chairman of the Compensation Committee and member of the Finance and Executive Committees

Mr. Roubos was Chairman of Dover Corporation (listed on NYSE), a world-wide, diversified industrial manufacturing corporation, from May 1989 to May 1999, and Chief Executive Officer of that company from January 1981 to May 1994. During the past five years, he served as a director of Voyager Learning Company, a provider of educational solutions, and ProQuest Co., a company providing online research tools.

The Board UNANIMOUSLY recommends that shareholders vote FOR all nominees.

Item 2 — Ratification of the Appointment of Independent Auditors

     In accordance with the Audit Committee’s charter, the Audit Committee has appointed KPMG LLP as our independent auditors for our fiscal year ending December 31, 2011. We are submitting the selection of our independent auditors for shareholder ratification at the 2011 Annual Meeting. KPMG LLP has been our independent auditor since June 2002.

     Representatives of KPMG LLP are expected to be present at the 2011 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Audit Committee is not bound by the results of the vote regarding ratification of the independent auditors. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Omnicom and its shareholders.

     The Board UNANIMOUSLY recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as our independent auditors.

     Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Item 3 — Approval of Charter Amendment to Allow Shareholder Action by Less than Unanimous Written Consent

     The Board recommends that shareholders approve our proposal to amend the Certificate of Incorporation to allow shareholder action by less than unanimous written consent.

     Approval of this amendment would allow for shareholder action without the expense of holding a meeting of shareholders. Further, there may be instances where it would be inefficient to hold a shareholders meeting if the holders of a significant number of voting stock have already determined how a matter will be decided. The ability to obtain shareholder approval by written consent may facilitate transactions by Omnicom without the delays associated with calling a meeting and distributing meeting materials. Actions taken by written consent, however, would not relieve the shareholders or Omnicom of their duty to comply with federal and state securities laws with respect to the solicitation of written consents.

Action by Written Consent

     The Business Corporation Law of the State of New York provides that unless a company’s certificate of incorporation provides otherwise, shareholders may act without a meeting by written consent if the holders of all outstanding shares authorize such action. Our Certificate of Incorporation currently does not address this matter. Article I, Section 9 of the By-laws currently provides for action without a meeting by unanimous written consent.

Proposed Amendments

     Under the proposed amendment to the Certificate of Incorporation, a new article would be added to the Certificate of Incorporation to allow for shareholders to act without a meeting by written consent if the matter is approved by the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the matter were present and voted. If Proposal 3 above is adopted, this amendment would allow shareholders to act by written consent of a majority of all outstanding shares for all corporate actions, other than the election of directors. If Proposal 4 is not adopted, there will be certain actions that would require the written consent of two-thirds of outstanding shares, including the removal of directors, changing the size of the Board, amending the By-laws and amending certain provisions of the Certificate of Incorporation. The new article would require that the shareholder or shareholders proposing the action by written consent provide Omnicom with at least 90 days’ notice before any action adopted by written consent could become effective.

     The new article would read as follows:

Notwithstanding any provisions in the By-Laws to the contrary, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The shareholder or shareholders proposing to take such action shall give notice of the proposed action, which notice shall be in writing and delivered to and received by the Secretary at the principal office of the Corporation not less than ninety days before the proposed effective date of such action.

     The Board is committed to strong corporate governance practices. The Governance Committee and the Board have considered the issue of shareholder action by written consent and determined that it is in the best interest of Omnicom and its shareholders to allow shareholders to act by less than unanimous written consent.

     The Board UNANIMOUSLY recommends that shareholders vote FOR approval of the Charter Amendment to Authorize Shareholder Action by Less than Unanimous Written Consent.

     Approval of this proposal requires the affirmative vote of the holders of a majority of all outstanding shares entitled to vote on the proposal. Abstentions and broker non-votes will have the effect of votes “against” this proposal.

Item 4 — Approval of Charter and By-law Amendments to Eliminate Supermajority Voting Requirements

     The Board recommends that shareholders approve our proposal to amend the By-laws and Certificate of Incorporation to reduce any requirements for a supermajority vote to a simple majority of outstanding shares. Following the effectiveness of these amendments, other than the election of directors, any corporate action to be taken by a vote of shareholders will be authorized by a majority of the votes cast in favor of or against such action at a meeting of shareholders at which a quorum is present. The election of directors would continue to be by a majority voting standard and subject to our resignation policy in uncontested elections, and a plurality voting standard in contested elections, as approved by shareholders at last year’s annual meeting.

     Supermajority Voting Provisions

     Supermajority voting provisions are intended to provide protection against self-interested action by large shareholders and to encourage a person seeking control of a company to negotiate with its board to reach terms that are fair and provide the best results for all shareholders. However, as corporate governance standards have evolved, many investors and commentators now view these provisions as limiting a board’s accountability to shareholders and the ability of shareholders to effectively participate in corporate governance.

     Proposed Amendments

     Eliminating the supermajority vote requirements from Omnicom’s governing documents will require two amendments to the Certificate of Incorporation and one amendment to the By-laws.

     1. Certificate of Incorporation, Article Eighth

     Currently, under Article Eighth of the Certificate of Incorporation when shareholders are empowered by the By-laws to change the number of directors constituting the entire Board or to remove a director, a vote of two-thirds of all outstanding shares is required to do so. If this proposal is adopted, the required vote to change the number of directors constituting the entire Board or to remove a director would be changed to a majority of shares voting on such matter. Article Eighth as amended would read as follows:

     EIGHTH: The number of directors shall be fixed by the By-Laws, or by action of the shareholders or the Board of Directors under specific provisions of a By-Law adopted by the shareholders entitled to vote in an election for directors. If the shareholders are empowered by the By-Laws or by law to change the number of directors constituting the entire Board of Directors, the affirmative vote of the holders of a majority of the votes cast for such action shall be required for the shareholders to change the number of directors constituting the entire Board of Directors. Directors will be elected at each Annual Meeting of Shareholders. If the shareholders are empowered by the By-Laws or by law to remove a director (for cause or otherwise), the exercise of that power will require the affirmative vote of the holders of a majority of the votes cast for such action.

     2. Certificate of Incorporation, Article Tenth

     Article Tenth of the Certificate of Incorporation currently provides that a two-thirds vote of all outstanding shares is required to approve the adoption, amendment or repeal of any provision of the By-laws or to amend Article Eighth or Ninth (relating to director liability) of the Certificate of Incorporation. If this proposal is adopted, Article Tenth would be deleted in its entirety and Article Eleventh would be renumbered as Article Tenth.

     3. By-law, Article XI, Amendments

     Article XI of the By-laws currently requires a two-thirds vote of all issued and outstanding shares to amend, repeal or adopt new by-laws. If this proposal is adopted, the required vote would be changed to a majority of shares voting on the amendment, repeal or adoption of a new by-law. Article XI as amended would read as follows:

     Any By-Law, including this Article XI, may be amended or repealed, in whole or in part, and new by-laws may be adopted, only (i) by the affirmative vote of the holders of a majority of the votes cast for such action, or (ii) by the affirmative vote of a majority of the entire Board of Directors.

     The Board UNANIMOUSLY recommends that shareholders vote FOR approval of Charter and By-law Amendments to Eliminate Supermajority Voting Requirements.

     Approval of this proposal requires the affirmative vote of the holders of a two-thirds of all outstanding shares entitled to vote on the proposal. Abstentions and broker non-votes will have the effect of votes “against” this proposal.

Item 5 — Advisory Vote on Executive Compensation

     In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, we are asking shareholders to approve an advisory resolution on the compensation of the Company’s named executive officers as reported in this Proxy Statement. Our executive compensation programs are designed to support the Company’s long-term success. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

  Attract, motivate and retain talented executives who are a critical component of our long-term success;

  Provide a competitive total rewards package to our executives; and

  Ensure that executive compensation is aligned with both the short and long-term interests of shareholders.

     In 2010, Omnicom, led by our named executive officers, delivered strong financial, operational and creative results, despite the challenging economic environment. These strategic efforts resulted in broad-based business and financial growth highlighted by several key metrics:

  Return on Equity was 21.3%

  Return on Invested Capital was 16.8%

  Annual revenue growth was 7.0%

  Earnings before Interest, Taxes and Amortization (EBITA) increased 7.0%

  Net income increased 4.0%

  Earnings Per Share (EPS) increased 6.7%

  Generated over $1 billion in free cash flow

  Increased the dividend by 33.3% and reinitiated share repurchases

     We believe this performance shows the value of our strategy.

     We urge shareholders to read the “Compensation Discussion and Analysis” above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative above, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to our success.

     We are asking shareholders to approve the following advisory resolution at the 2011 Annual Meeting.

     RESOLVED, that the shareholders of Omnicom Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2010 and the other related tables and disclosure.

     This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

     The Board UNANIMOUSLY recommends that shareholders vote FOR the advisory resolution on executive compensation.

Item 6 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

     In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, we are asking shareholders to vote on whether future advisory votes on the compensation of our named executive officers should occur every year, every two years or every three years.

     After careful consideration, the Board recommends that future advisory votes on the compensation of our named executive officers be included in the Company’s Proxy Statement for, and voted on by shareholders at, each Annual Meeting of Shareholders. We believe that having such an advisory vote on the ballot at each Annual Meeting of Shareholders provides the highest level of accountability and the greatest and most useful shareholder input for the Company, the Board of Directors and the Compensation Committee.

     Shareholders are not voting to approve or disapprove of the Board’s recommendation. Instead, shareholders will be able to specify one of four choices for this proposal on the proxy card: “1 Year,” “2 Years,” “3 Years” or “Abstain.”

     The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the Annual Meeting of Shareholders at which a quorum is present is required for the approval of the vote regarding the frequency of an advisory vote on the compensation of our named executive officers. Abstentions will have the same effect as voting against this proposal. The approval of Item No. 6 is a non-routine proposal on which a broker or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on the matter and thus will have no effect on the outcome of the vote. With respect to this item, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by shareholders to be the frequency that has been selected by our shareholders.

     While we intend to carefully consider the voting results of this proposal, the vote on the frequency of future advisory votes on the compensation of our named executive officers is advisory in nature and therefore non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct such advisory votes on a different frequency and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

     The Board UNANIMOUSLY recommends that shareholders vote to conduct future advisory votes on executive compensation every 1 YEAR.

INFORMATION ABOUT VOTING AND THE MEETING

Quorum; Required Vote; Effect of an Abstention and Broker Non-Votes

     More than 50% of the shares entitled to vote will constitute a quorum for the transaction of business at the 2011 Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Broker non-votes are proxies returned by brokers or other nominees who do not vote on a particular item because they did not receive instruction from the beneficial owner and were not permitted to exercise discretionary voting authority. If a quorum is not present, the shareholders who are present or represented may adjourn the meeting until a quorum exists. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. We will, however, publish a press release if the meeting is adjourned to another date. An adjournment will have no effect on business that may have already been conducted at the meeting.

     In order to obtain approval of the election of any nominee as a director, assuming a quorum exists, a director nominee must receive a majority of the votes cast with respect to such nominee, meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. In order to ratify the appointment of KPMG LLP as our independent auditors, assuming a quorum exists, the affirmative vote of the holders of a majority of the shares represented at the meeting and actually voted is required. Abstentions and broker non-votes will not be considered as votes cast in favor or against proposals that require the affirmative vote of the holders of a majority of the votes cast, which includes items 2, 5 and 6, and this will have no effect on the outcome of those proposals. However abstentions and broker non-votes will have the effect of votes “against” proposals that require the affirmative vote of a majority or two-thirds in voting power of all outstanding shares, which includes Items 3 and 4.

Voting

     You can vote your shares by proxy card, through the Internet, by telephone or in person. We have adopted the Internet and telephone voting procedures to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. By submitting your proxy through the Internet, by telephone or by using the proxy card, you will authorize two of our officers or their designees to represent you and vote your shares at the meeting in accordance with your instructions or, if no instructions are given, FOR the election of all nominees for director, FOR the ratification of the appointment of KPMG LLP as our independent auditors, FOR the amendment and restatement of the Company’s Charter to allow shareholder action by less than unanimous written consent, FOR the amendment and restatement of the Company’s Charter and By-laws to eliminate supermajority voting requirements, FOR the advisory resolution on the Company’s executive compensation and for a frequency of every 1 YEAR for future shareholder advisory votes on the Company’s executive compensation. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

     Fidelity Management Trust Company, as trustee under our retirement savings plan, and Computershare Trust Company, Inc., as administrator of our ESPP, will vote common stock held in the plans as indicated by participants in whose accounts the shares are held, whether or not vested, on their proxies. Please note that your shares held in either plan will be voted as you instruct if your proxy card, telephone or Internet voting instructions are received on or before 11:59 p.m. Eastern Daylight Time on Thursday, May 19, 2011. In accordance with the terms of the retirement savings plan, Fidelity Management Trust Company will vote all shares for which it does not receive voting instructions by the deadline provided above in the same proportion on each issue as it votes the shares for which it does receive instructions. In accordance with the terms of the ESPP, Computershare Trust Company, Inc. will not vote shares for which it does not receive voting instructions by the deadline provided above.

Voting by Street Name Holders

     If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or other nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or other nominee should have sent you a voting instruction card for you to use in directing it on how to vote your shares.

     Under existing rules, if your broker holds your shares in its name and you have not given voting instructions, your broker nonetheless has the discretion to authorize the designated proxies to act, except on certain matters. As such, they could vote in respect of the ratification of the appointment of KPMG LLP as our independent auditors, but not on the election of directors, the amendment and restatement of the Company’s Charter to allow shareholder action by less than unanimous written consent, the amendment and restatement of the Company’s Charter and By-laws to eliminate supermajority voting requirements, the advisory resolution on the Company’s executive compensation or the frequency vote for future shareholder advisory votes on the Company’s executive compensation.

“Default” Voting

     If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election of all nominees for director, FOR the ratification of the appointment of KPMG LLP, FOR the amendment and restatement of the Company’s Charter to allow shareholder action by less than unanimous written consent, FOR the amendment and restatement of the Company’s Charter and By-laws to eliminate supermajority voting requirements, FOR the advisory resolution on the Company’s executive compensation and for a frequency of every 1 YEAR for future shareholder advisory votes on the Company’s executive compensation. If any other business properly comes before the shareholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Right to Revoke

     If you submit your proxy, you may change your voting instructions at any time prior to the vote at the 2011 Annual Meeting. For shares held directly in your name, you may change your vote by granting a new proxy, through the Internet, by telephone or in writing, which bears a later date (thereby automatically revoking the earlier proxy) or by attending the 2011 Annual Meeting and voting in person. For shares beneficially owned by you, but held in “street name” by a broker, bank or other nominee, please refer to the information forwarded to you by your broker, bank or other nominee for instructions on revoking or changing your proxy.

Tabulation of Votes

     Wells Fargo Bank, N.A. will act as inspectors at the 2011 Annual Meeting. They will determine the presence of a quorum and will tabulate and certify the votes.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Purchases and sales of our common stock by such persons are published on our website at http://www.omnicomgroup.com.

     Based solely upon a review of the copies of such reports filed with the SEC, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with during 2010.

Transactions with Related Persons

     We review all relationships and transactions between Omnicom or its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, officer or their immediate family members. Although we do not have a written policy governing such transactions, Omnicom’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to Omnicom, its subsidiaries or a related person are required to be disclosed in Omnicom’s Proxy Statement. In the course of reviewing a related party transaction, Omnicom considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and Omnicom or its subsidiaries, (d) whether the transaction would impair the judgment of a director or officer to act in the best interest of Omnicom, and (e) any other matters deemed appropriate.

     Based on the information available to us and provided to us by our directors and officers, we do not believe that there were any such material transactions in effect since January 1, 2010, or any such material transactions proposed to be entered into during 2011.

Expense of Solicitation

     We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile or electronic transmission by our officers, directors, and regular employees. We may reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to assist in the solicitation of proxies. For these services, we will pay Morrow & Co. a fee of approximately $9,500 and reimburse it for certain out-of-pocket disbursements and expenses.

Incorporation by Reference

     To the extent that this Proxy Statement is incorporated by reference into any other filing by Omnicom under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation: Compensation Committee Report,” “Audit Related Matters: Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Availability of Certain Documents

     This Proxy Statement and our 2010 Annual Report to Shareholders are available, beginning April 14, 2011, at our website at http://www.omnicomgroup.com. You may also access our Proxy Statement and our

2010 Annual Report at https://materials.proxyvote.com/681919. You also may obtain a copy of this document, our 2010 Annual Report, our Corporate Governance Guidelines, our Code of Conduct, our Code of Ethics for Senior Financial Officers and the charters for our Audit, Compensation, Governance, Finance, Executive and Qualified Legal Compliance Committees, without charge, by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. All of these documents also are available after being approved by the Board through our website at http://www.omnicomgroup.com. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Delivery of Documents to Shareholders Sharing an Address

     If you are the beneficial owner of shares of our common stock held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2010 Annual Report to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders at a shared address. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2010 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary or calling our Corporate Secretary at (212) 415-3600. Beneficial owners sharing an address who are receiving multiple copies of Proxy Statements and Annual Reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

     Any shareholder who wishes to present a proposal for inclusion in next year’s Proxy Statement and form of proxy must deliver the proposal to our principal executive offices no later than the close of business on December 16, 2011. Proposals should be addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary.

     Our By-laws require that written notice of the proposal be provided to our Corporate Secretary no less than 60 days prior to the date set for the meeting, which was March 25, 2011 for the 2011 Annual Meeting. In order for a nomination for director or proposal to be considered, the notice must include, as to each nominee (if applicable) and the submitting shareholder, the information as to such nominee and shareholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such shareholder were to solicit proxies from all shareholders of Omnicom for the election of such nominee as a director or approval of such proposal and such solicitation were one to which Rules 14a-3 to 14a-12 under the Securities Exchange Act of 1934, as amended, apply. A copy of the applicable by-law provisions may be obtained, without charge, upon written request addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

                                MICHAEL J. O’BRIEN
                                Secretary

New York, New York
April 14, 2011